Exhibit 10.17

CERTAIN INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. THE OMITTED PORTIONS OF THIS DOCUMENT ARE INDICATED BY [***].

SECOND AMENDED & RESTATED LANDFILL GAS RIGHTS

& PRODUCTION FACILITIES AGREEMENT

Frank R. Bowerman Landfill

Contract / Folder Number: [***]

i

TABLE OF CONTENTS

(continued)

EXHIBIT A	DESCRIPTION OF LANDFILL
EXHIBIT B	DESCRIPTION OF SITE OR PLAT MAP
EXHIBIT C-1	FLARE FACILITY O&M
EXHIBIT C-2	CONDENSATE SYSTEM O&M
EXHIBIT C-3	COLLECTION SYSTEM O&M
EXHIBIT C-4	OWNERSHIP DEMARCATION POINT
EXHIBIT C-5	MAP OF COLLECTION SYSTEM
EXHIBIT D	DESCRIPTION OF THE CONVERSION SYSTEM
EXHIBIT F	QUITCLAIM BILL OF SALE
EXHIBIT G	LANDFILL GAS GENERATION RATE TABLE

ii

SECOND AMENDED & RESTATED LANDFILL GAS RIGHTS

& PRODUCTION FACILITIES AGREEMENT

For Frank R. Bowerman Landfill

THIS SECOND AMENDED & RESTATED LANDFILL GAS RIGHTS & PRODUCTION FACILITIES AGREEMENT, hereinafter referred to as “Agreement,” is made as of November 17, 2011 by and between COUNTY OF ORANGE, hereinafter referred to as “COUNTY,” and Bowerman Power LFG, LLC, a Delaware limited liability company, hereinafter referred to as “BOWERMAN POWER” without regard to number and gender.

RECITALS

I.

COUNTY and GSF Energy, LLC (“GSF”) entered into an Amended and Restated Gas Rights and Production Facilities Agreement (“Original Agreement”) dated December 8, 1998 granting GSF the rights to all Landfill Gas and/or constituent products produced and recovered from the Landfill and creating an integrated Landfill Gas recovery program at the Landfill that would more efficiently utilize the energy potential of the Landfill Gas and would also include a Landfill Gas Flare Facility required to comply with regulations and to protect public health and safety all as further provided for in the Original Agreement.

II.

COUNTY and GSF entered into Amendment No. 1 to Amended and Restated Landfill Gas Rights and Production Facilities Agreement dated June 8, 2004 pursuant to which GSF agreed to construct a fifth (5th) Flare Facility, with the cost thereof being shared by COUNTY and GSF.

III.

BOWERMAN POWER, a wholly owned subsidiary of GSF, intends to develop an electric generation project at the Landfill and intends to enter into an Energy Agreement to sell electric energy and certain related products to one or more parties generated by the Conversion System (defined below) located at the Landfill

IV.

GSF requests the COUNTY’S consent to assign all of GSF’s rights and obligations under the Original Agreement, as amended, to BOWERMAN POWER by virtue of having BOWERMAN POWER execute this Second Amended and Restated Landfill Gas Rights and Production Facilities Agreement. The COUNTY agrees herein to provide such consent.

V.

COUNTY and BOWERMAN POWER now desire to enter into this Second Amended & Restated Landfill Gas Rights & Production Facilities Agreement in order to give effect to the intentions of the parties set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

1.1 DEFINITIONS

The following words in this Agreement have the significance attached to them in this clause unless otherwise apparent from context:

“Affiliate” shall mean, with respect to any person or entity, any other person or entity: (a) directly or indirectly controlling, controlled by, or under common control with, such person or entity; (b) directly or indirectly owning or holding or receiving any equity interest or other equity benefit in such person or entity in excess of fifty percent (50%); or (c) in which such person or entity directly or indirectly controls any voting stock or other equity interest in excess of fifty percent (50%). For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise.

“Applicable Law” shall mean all federal, state and local statutes, judicial decisions, ordinances, regulations, rules, permits, orders and notices having jurisdiction over the Landfill, the Site, the Conversion System, the creation and sale of Covered Products and Flare Products.

“Assignment Fee” shall have the meaning set forth in Section 1.16(c) of this Agreement.

“Auditor-Controller” shall mean the Auditor-Controller, County of Orange or upon written notice to BOWERMAN POWER, the Auditor-Controller’s designee.

“Bond Documents” shall mean (a) the Lease dated as of November 1, 1997 by and between COUNTY and the County of Orange Public Financing Authority (“Authority”) recorded in the County of Orange, California on November 26, 1997; (b) the Sublease dated as of November 1, 1997 between the Orange Public Financing Authority and COUNTY recorded in the County of Orange, California on November 26, 1997; and (c) the Trust Agreement dated as of November 1, 1997 between the Orange County Public Financing Authority and First Trust of California, National Association, as Trustee.”

“BOWERMAN POWER” shall mean Bowerman Power LFG, LLC, a Delaware limited liability company, a wholly owned subsidiary of GSF, and any respective successor thereto or permitted assign thereof under this Agreement.

“BOWERMAN POWER’S System Maintenance Manual” shall mean a manual of general and technical “how to” procedures (including communication procedures and methods between the parties), materials, specifications, “as-built” plans (COUNTY to supply as-built drawings for systems installed by the COUNTY), and other data set forth for the maintenance, repair, replacement, and expansion of the Collection System, Condensate System and Flare Facilities and, when applicable, the Collection Instrumentation and Control System at the Landfill prepared by BOWERMAN POWER or its engineering consultants in consultation with COUNTY. None of the material in BOWERMAN POWER’S System Maintenance Manual is Proprietary Information.

“CEQA” shall mean the California Environmental Quality Act, as the same may be amended from time to time. OC Waste & Recycling is the lead agency under CEQA.

“Collection Instrumentation and Control System” shall mean all of BOWERMAN POWER’s equipment (including, without limitation, monitoring equipment, flow measurement elements, valves, pressure sensors, Landfill Gas probes, and Landfill Gas composition measurement instruments), computer hardware and software, and other know-how and technology necessary to collect, process, or flare the Landfill Gas.

“Collection System” shall mean COUNTY’S network of Landfill Gas collection wells, interconnecting pipes, valves, monitoring equipment, and any additional Landfill Gas extraction equipment installed on the Landfill from time to time and used for the purpose of the extraction, collection, processing, and transportation of Landfill Gas on the Landfill, including but not limited to any expansions of that system as described in Exhibit C-3 and Exhibit C-5 attached hereto. The use of “Collection System” under this Agreement is not intended to be consistent with the use of that term under the United States Internal Revenue Code.

“Commercial Operation Date” shall mean the first date on which the Conversion System makes commercial deliveries of electric power pursuant to the Energy Agreement(s).

“Commercial Quantities” shall mean amounts of Landfill Gas deemed by BOWERMAN POWER in its sole judgment, to be sufficient to pay for all costs of the Conversion System, including initial and on-going capital costs and all operations and maintenance expenses associated with the Existing Facilities or Conversion System, plus a reasonable profit.

“Commercially Reasonable” shall mean those practices, methods, acts and standards that (a) are commonly used by a prudent person or entity in the same business as COUNTY or BOWERMAN POWER, as applicable, in a comparable situation and, (b) in the exercise of reasonable judgment, considering the facts known when engaged in, could have been expected to reach the expected result to the extent such result and the efforts required to attain such result are consistent with Applicable Law, safety, reliability, efficiency, expediency and economy. “Commercially Reasonable” shall not be limited to the optimum practices, methods, acts or standards, but rather shall encompass a spectrum of possible practices, methods, acts or standards.

“Condensate” shall mean those certain vapors condensed during any collecting, transporting, and processing of Landfill Gas that form a liquid and will be drawn from the Landfill as part of any Landfill Gas collecting, transporting, and processing operation.

“Condensate System” shall mean the Condensate collection and disposal system and all equipment used in connection with such system as described in Exhibit C-2 attached hereto. Portions of the Condensate System are owned by COUNTY, and portions of the Condensate System are owned by BOWERMAN POWER, as described in Exhibit C-2 and Exhibit C-4.

“Conversion System” shall mean all of the equipment needed to convert Landfill Gas into any Covered Product, which equipment is owned by or under contract to BOWERMAN POWER and is located at the Landfill and is not part of the Collection System which is more fully described in Exhibit D attached herein and made a part hereof.

“Cost Index” shall mean the annual adjustment in proportion to changes in the Consumer Price Index for Los Angeles—Riverside—Orange County (All Urban Consumers—-All Items) promulgated by the Bureau of Labor Statistics of the U.S. Department of Labor. The adjustment shall be effective on January 1st of each calendar year following the 1st anniversary of the Effective Date. In the event that the Consumer Price Index is not issued or published, or in the event that the Bureau of Labor Statistics of the U.S. Department of Labor should cease to publish said index figures, then any similar index published by any other branch or department of the U.S. Government shall be used and if none is so published, then another index generally recognized and authoritative shall be substituted by mutual agreement between COUNTY and BOWERMAN POWER.

In the case of Section 1.9(e), Major Maintenance reimbursement, the Cost Index shall be calculated by means of the following formula:

A = $[***] * B/C

A = Adjusted payment

B = Monthly index. September will be the index used

C = Monthly index for the month in which the Agreement became effective

Notwithstanding the foregoing, in no event shall the Major Maintenance reimbursement be reduced by reason of any such adjustment to less than $[***].

“COUNTY” shall mean the County of Orange, a political subdivision of the State of California.

“Covered Products” shall mean all of the useful output of the Collection System, the Condensate System and the Conversion System, whenever and however created, including without limitation the Landfill Gas and all electrical energy, capacity, reserves, renewable energy credits, greenhouse gas emission reduction credits and any other environmental or other attribute relating to the generation of “clean” or renewable power or the collection, processing or destruction of Landfill Gas by the Collection System, the Condensate System or the Conversion System, under any voluntary or mandatory market or other association, program or organization, whether governmental, quasi-governmental or non-governmental. Covered Products include, without limitation, credits, allowances, offsets, subsidies or incentives and all certificates, records and other evidences thereof; provided, however that Covered Products shall not include (i) federal, state or local tax credits, depreciation allowances or other incentives that may be claimed by BOWERMAN POWER or its Affiliates on its tax returns, (ii) electric energy consumed by BOWERMAN POWER within the confines of the Site for auxiliary use, (iii) Excess Gas and Energy recovered exclusively from Excess Gas or (iv) any Flare Products. As between COUNTY and BOWERMAN POWER, the Covered Products shall at all times remain the property of BOWERMAN POWER, and only BOWERMAN POWER shall be able to sell or otherwise convey or transfer any Covered Products.

“Customer” shall mean any entity or other person to which any Covered Products or Flare Products are sold.

“Director of OC WASTE & RECYCLING” shall mean the Director, OC Waste & Recycling of the County of Orange, or upon written notice to BOWERMAN POWER, Director of OC WASTE & RECYCLING designee.

“Early Termination Penalty” shall have the meaning set forth in Section 2.5 of this Agreement.

“Effective Date” shall mean the date on which this Agreement is approved by the Orange County Board of Supervisors.

“Energy” shall mean Landfill Gas, or any energy derived therefrom, including but not limited to electrical or thermal energy, that can be measured in KWH or BTUs.

“Energy Agreement” shall mean any agreement that BOWERMAN POWER enters (or has entered) into with a Customer pursuant to which BOWERMAN POWER receives compensation for Covered Products.

“Equipment Bond” shall have the meaning set forth in Section 2.6(a) of this Agreement.

“Excess Gas” shall mean that quantity of Landfill Gas that is not used or consumed by BOWERMAN POWER in (i) the production of Covered Products by the Conversion System or (ii) the process of recovery and destruction of Landfill Gas. The quantity of Landfill Gas collected by BOWERMAN POWER in excess of the needs of the Conversion System or any planned Conversion System expansion which is destroyed in the Flares, can by mutual agreement of the parties, be declared Excess Gas.

“Existing Facilities” shall mean all facilities, activities and efforts existing on the Effective Date and associated with the collection, utilization, processing or destruction of Landfill Gas. They shall include, but not be limited to, the existing Collection System, Collection Instrumentation and Control System, Flare Facility, and associated equipment.

“Flare” shall mean a flare meeting the then applicable requirements for the destruction of Landfill Gas which is configured and equipped consistently with the flares at the Landfill on the Effective Date or equal as approved by the Director of OC WASTE & RECYCLING.

“Flare Facility” shall mean the Flares and all equipment used in connection with the Flare as described in Exhibit C-l attached hereto.

“Flare Products” shall mean all of the useful output of the Flare Facility as described in Section 1.11(a), whenever and however created, including without limitation all environmental or other attributes produced or processed by or relating to the Flare Facility together with any credits, certificates, offsets, records and other evidences thereof; and any Flare Products created prior to the Effective Date to the extent such Flare Products continue to exist on the Effective Date, and any Flare Products created after the Effective Date ; provided, however, that Flare Products shall not include federal, state or local tax credits, depreciation allowances or other incentives that may be claimed by BOWERMAN POWER or its Affiliates on its tax returns. As between COUNTY and BOWERMAN POWER, the Flare Products shall at all times remain the property of BOWERMAN POWER and only BOWERMAN POWER shall be able to sell or otherwise convey or transfer any Flare Products.

“Flare Revenue” shall mean any revenues received from the sale by BOWERMAN POWER or any sublessee or assign or the COUNTY or any assign of Flare Products to a Customer. To the extent that, notwithstanding BOWERMAN POWER’S ownership of all Flare Products, COUNTY receives any Flare Revenue, COUNTY shall hold such Flare Revenue in trust for the benefit of BOWERMAN POWER and shall promptly deliver such Flare Revenue to BOWERMAN POWER in the form received by COUNTY.

“FORCE MAJEURE” shall have the meaning set forth in Section 2.14 of this Agreement.

“GAAP” shall mean generally accepted accounting principles established by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants.

“Gross Revenue” shall mean any revenues, monies, receipts and credits of things of a monetary value of whatever kind or nature received by BOWERMAN POWER from Covered Products or any use of the Site.

Such revenues shall be decreased by costs assessed by the owners or operators of the transmission or delivery facilities, including without limitation wheeling, transmission, interconnection, wheeling related facility fees, transportation or competitive transition costs incurred in the receipt of revenues and any transportation taxes and fees imposed or approved by governmental or quasi-governmental entities.

“GSF” shall mean GSF Energy, LLC, a Delaware limited liability company, parent company of BOWERMAN POWER, and any successor thereto or permitted assign thereof under this Agreement.

“Habitat” shall mean native plants and animals that are considered sensitive by the U.S. Fish and Wildlife Service, California Department of Fish and Game, the Nature Reserve of Orange County or other applicable agency that requires permission, permits and or implementation of mitigation prior to disturbance.

“Hazardous Material” shall mean any hazardous or toxic substance, material or waste which is or becomes regulated by any governmental authority, whether local, state, or federal. The term Hazardous Material includes, without limitation, any material or substance that is:

(a)	designated as a “hazardous substance” pursuant to Section 311 of the Federal Water Pollution Control Act (33 U.S.C. Section 1251, et seq);

(b)	defined as a “hazardous waste” pursuant to Section 1004 of the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6903, et seq.;

(c)	defined as a “hazardous waste” pursuant to California Code of Regulations Title 22, Division 4.5, Chapter 11, Article 3, Section 66261.20;

(d)

defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. Section 9601, et seq. (42 U.S.C. Section 9601); or

(e)	defined by any Applicable Law replacing the above.

“High BTU Natural Gas” shall mean processed Landfill Gas with a HHV BTU factor of 950 or greater.

“High Heating Value (“HHV”)” shall mean the amount of heat released by a specified quantity (initially at 25°C) once it is combusted and the products have returned to a temperature of 25°C. (HHV; also known as the gross calorific value or gross energy).

“Landfill” shall mean the real property located in Orange County, California, and commonly known collectively as the Frank R. Bowerman Landfill, which is more particularly described on Exhibit A attached hereto, and any permitted expansions thereof, whether occurring currently or in the future during the term of this Agreement.

“Landfill Gas” shall mean the mixture of methane, carbon dioxide and other trace components generated at the Landfill from the anaerobic digestion by methanogenic bacteria of refuse and other wastes deposited in the Landfill.

“Landfill Gas Generation Rate Table” shall mean the document set forth in Exhibit G and any subsequent revisions.

“LNG” shall mean liquefied natural gas.

“Lower Heating Value (“LHV”)” shall mean the net or lower heating value as obtained by subtracting the latent heat of vaporization of the water vapor formed by the combustion from the gross or higher heating value.

“Major Maintenance” shall mean those activities described as Major Maintenance in Exhibits C-l, C-2 and C-3 attached hereto.

“Market Price” shall mean the price at which BOWERMAN POWER or its Affiliate, acting in a Commercially Reasonable manner, sells, could sell, or enters into a long-term agreement to sell, the Covered Products in an arm’s length transaction. In the case of long-term agreements, the Market Price will be determined with reference to the prevailing market price for agreements of comparable duration and terms, as of the time such agreement is entered into. The Market Price for Covered Products shall be established by BOWERMAN POWER based on data available to them from public sources for similar transactions, and, absent manifest error, the Market Price so established by BOWERMAN POWER shall be binding for purposes of this Agreement. BOWERMAN POWER will provide COUNTY with written documentation with the quarterly statements as required in Section 1.4 of its determination of the Market Price for transactions lasting for one quarter or shorter. For transactions lasting longer than one quarter, said written documentation will be provided with the statement for the quarter when the transaction is entered into.

“Migration” shall mean the subsurface movement of Landfill Gas.

“MMBTU/hr” shall mean million British Thermal Units per hour.

“Montauk” shall mean Montauk Energy Holdings, LLC, a Delaware limited liability company and indirect parent company of GSF and any successor thereto or permitted assign thereof under this Agreement.

“Natural Gas” shall mean methane rich gas typically provided by Southern California Gas Company but excluding Landfill Gas.

“Proprietary Information” shall mean trade secrets developed by BOWERMAN POWER that are not publicly available, the dissemination of which could have an adverse effect on BOWERMAN POWER’S competitive position in the Landfill Gas market, electric power market or other market, which information is not reasonably necessary for operation and maintenance of the Collection Instrumentation and Control System and/or the Condensate System and other equipment necessary to comply with Applicable Law. Notwithstanding the previous sentence, Proprietary Information shall not include the Market Price, development of the Market Price and any other material, data or information which BOWERMAN POWER is required to provide the COUNTY under this Agreement.

“Routine Flare Facility and Condensate System Operation and Maintenance” shall mean routine activities performed by BOWERMAN POWER technicians and operators to operate and maintain the Flare Facility and the Condensate System, to allow the equipment to perform at rated capacity, and to allow equipment to meet or exceed designed service life. Routine Flare Facility and Condensate System Operation and Maintenance activities include, but are not limited to those listed in Exhibit C-l and C-2 attached hereto.

“SCAQMD” shall mean the South Coast Air Quality Management District.

“Site” shall mean that certain property shown on Exhibit B attached hereto as may be amended by the mutual agreement of COUNTY and BOWERMAN POWER.

“Term” shall have the meaning set forth in Section 1.3(a) of this Agreement.

“Utility Interface” shall mean the metering facilities, conduit, power transmission lines, valves, electrical substations and any other equipment necessary to interconnect the Conversion System or systems with the transmission lines or other facilities needed to transport the Covered Products to the Customer.

1.2 RIGHTS GRANTED TO BOWERMAN POWER

(a) COUNTY hereby grants to BOWERMAN POWER the exclusive right to use the Collection System.

(b) COUNTY hereby grants to BOWERMAN POWER the title to and the exclusive right, except as described in Section 1.6 (c), to utilize all Landfill Gas produced at the Landfill to generate Covered Products and Flare Products for sale, including sales from the Conversion System as described in Exhibit D and the Flare Facility as described in Exhibit C-l.

(c) COUNTY hereby licenses to BOWERMAN POWER and BOWERMAN POWER accepts from COUNTY the non-exclusive right to utilize the Site provided, however, that the parties acknowledge that BOWERMAN POWER has exclusive rights, unless waived by BOWERMAN POWER, to utilize the Site with respect to the conversion of Landfill Gas and the creation and sale of Covered Products and Flare Products unless otherwise required by Applicable Law. The exact location of the Site is depicted on the drawing incorporated into this Agreement as Exhibit B, as the same may be amended from time to time as mutually agreed by the COUNTY and BOWERMAN POWER. Minor changes, modifications or adjustments to Exhibit B, to accommodate connections for utilities in support of the Conversion Facility, may be proposed from time to time by written request of BOWERMAN POWER to the COUNTY. For a period not to exceed five (5) years from the date this Agreement is approved by the Board of Supervisors, said request(s) may be approved or denied, at the sole discretion of the Director of OC WASTE & RECYCLING.

Such license shall not be revocable by COUNTY except as specifically provided in this Agreement. During the term of this Agreement, BOWERMAN POWER shall have a continuous right of access to the Site sufficient for BOWERMAN POWER to conduct all the activities contemplated by this Agreement. Such access shall be at locations that are reasonably determined by the Director of OC WASTE & RECYCLING after consultation with BOWERMAN POWER. In determining the location of BOWERMAN POWER’S access, the Director of OC WASTE & RECYCLING shall first consider any conflict with COUNTY’S operation of the Landfill, and then the convenience to BOWERMAN POWER. In no event shall COUNTY change the access location without thirty (30) days’ prior written notice to BOWERMAN POWER. Any costs incurred by BOWERMAN POWER relating to the change in such access shall be reimbursed in full by COUNTY to the extent that such costs are incurred for materials and installation of new access roads, entry ways, parking areas, relocation of new lighting fixtures, fences, gates, pipelines, power lines, sewer lines or other utility services, safety items (including without limitation safety barriers and fire access lanes) and other similar costs reasonably necessary to provide or restore access equivalent to the original, unless the change was at BOWERMAN POWER’S request.

(d) If during the Term of this Agreement the Site becomes unsuitable for the effective operation of the Conversion System and Flare Facility, then an alternative site suitable for construction and of similar size will be selected by the Director of OC WASTE & RECYCLING which if acceptable to BOWERMAN POWER will replace the original Site and this alternate site will then become the Site for the purposes of this Agreement. BOWERMAN POWER’S acceptance thereof will not be unreasonably withheld.

(i)	If BOWERMAN POWER requests relocation of the Conversion System to an alternate site as set forth in this Section 1.2(d), BOWERMAN POWER shall pay all costs and expenses related to such relocation.

(ii)

If the COUNTY requests relocation of the Conversion System to an alternate site as set forth in this Section 1.2(d), COUNTY shall pay all reasonable costs and expenses related to such relocation, except as limited by Section 2.34

(iii)

The COUNTY acknowledges BOWERMAN POWER’S needs to occupy the Site for a [***] period, commencing on the Commercial Operations Date of the Conversion System, and will use Commercially Reasonable efforts to maintain such time period consistent with COUNTY Landfill operations (as defined by the then current COUNTY Landfill Master Plan Soil/Airspace Management Plan (“Master Plan”)) but in no event shall the COUNTY be obliged to incur additional costs or expenses to maintain this [***] period other than the obligations related to payment of relocation costs as set forth in this Section 1.2(d). Commencing in 2020, the parties agree to meet on at least an annual basis to discuss the status of projected waste volumes and issues or concerns related to the potential Conversion System relocation. The COUNTY shall provide BOWERMAN POWER a copy of any updated Master Plan within ninety (90) days of said update.

(iv)

In the event the COUNTY requests re-location of the Site prior the expiration of the [***] period from the Commercial Operation Date or [***], whichever occurs first, the following will occur for the period of time it takes for removal and reinstallation of the Conversion System, except this time period shall not exceed [***] unless approved by the Director of OC WASTE & RECYCLING in writing:

(1)	the minimum annual royalty requirements as per Section 1.4(v) will be suspended, and

(2)	the time table in Section 1.4(v) will be extended, and

(3)	the Term shall automatically be extended

(e) In addition to any existing easements, COUNTY agrees to grant such reasonably required rights of way, licenses and easements as approved by the Director of OC WASTE & RECYCLING within the Landfill boundary consistent with the COUNTY’S landfill operations as may be necessary for BOWERMAN POWER to exercise its rights under this Agreement.

(f) The rights granted under this Agreement shall not be deemed to lease or grant rights of any kind to any oil and gas rights, also known as “mineral rights”, under or around the Landfill.

1.3 TERM

(a) Subject to the termination provisions contained elsewhere in this Agreement, the Term of this Agreement shall commence on the Effective Date and run for a period of [***] from the Commercial Operation Date of the Conversion System (the “Term”). The Term of this Agreement may be extended [***] by the COUNTY if 1) BOWERMAN POWER submits written notice not less than one (1) year in advance of the scheduled termination date and 2) BOWERMAN POWER is continuing to productively use the Landfill Gas to produce Covered Products for sale and 3) BOWERMAN POWER agrees to relocate the Site at the sole expense of BOWERMAN POWER to an alternate location which location is agreed to by each party at such point in time that the current Site is needed by the COUNTY for landfill operations during the requested extension period(s).

(b) In the event that, on or before [***] there is no Commercial Operation Date then this Agreement may terminate on [***] at the option of the Director of OC Waste & Recycling. This Agreement shall terminate if there is no Commercial Operation Date by [***].

(c) Notwithstanding (b) above, in the event that any applicable legislative or regulatory changes or pending litigation involving the SCAQMD allocation of air emissions offset credits from the SCAQMD Priority Reserve occurs on or before the date the County Board of Supervisors approves this Agreement, thus resulting in the substantial delay, moratorium or termination of the processing of any applicable SCAQMD permit required to be obtained by BOWERMAN POWER or the inability of BOWERMAN POWER to receive air emission offset credits from the Priority Reserve at no cost, upon the written request of BOWERMAN POWER, the Director of OC Waste & Recycling may consent to extend the dates set forth in Sections 1.3(b) and 1.4(v) of this Agreement for a period of time equal to the number of months from execution of this Agreement until the Priority Reserve issue is resolved such that BOWERMAN POWER will have access to air emission offset credits at no cost to BOWERMAN POWER. Such consent will not be unreasonably withheld. In the event said legislative or regulatory changes or lawsuit(s) result in a permanent elimination or reduction of the offsets available to BOWERMAN POWER or result in BOWERMAN POWER having to pay for any air emission offset credits, BOWERMAN POWER may terminate this Agreement upon thirty (30) days written notice to the COUNTY.

1.4 COMPENSATION TO COUNTY

BOWERMAN POWER shall submit to COUNTY by the end of each month following each calendar quarter (April 30, July 31, October 31 and January 31) a statement of Gross Revenue and Flare Revenue received by BOWERMAN POWER for that calendar quarter certified by a company officer designated by BOWERMAN POWER. If BOWERMAN POWER provides Covered Products to any Customer other than the COUNTY that statement shall also include the Market Price for that calendar quarter. BOWERMAN POWER shall include, with each quarterly statement, the royalty payment for that quarter according to the following:

(i)

If BOWERMAN POWER provides or sells Covered Products to (x) itself, (y) any subsidiary, Affiliate, or partner or (z) any other Customer except COUNTY at less than the Market Price during that calendar quarter, BOWERMAN POWER shall pay a royalty to COUNTY for those Covered Products of [***]% of Gross Revenue for that calendar quarter calculated as if the Covered Products had been sold during the same period at that Market Price).

(ii)

If BOWERMAN POWER sells Covered Products to (1) COUNTY, or (2) any other customer at or above the Market Price during that calendar quarter, the royalty for those Covered Products shall be calculated at [***]% of the Gross Revenue for that calendar quarter.

(iii)

For all sales of Flare Products, BOWERMAN POWER shall pay to COUNTY a royalty of [***]% of Flare Revenue received by BOWERMAN POWER (including without limitation any Flare Revenues received from COUNTY) for that calendar quarter.

(iv)

In the event that BOWERMAN POWER utilizes the Landfill Gas to produce High BTU Natural Gas or LNG, the parties will negotiate, in good faith, the royalty rate applicable to sales of such High BTU Natural Gas or LNG.

(v)

Beginning on the Commercial Operation Date, but not later than January 1, 2014, the annual royalty payable to COUNTY for each calendar year will not be less than the amount shown in the table below as long as the annual average Landfill Gas available to the Conversion System and the Flare Facility during any such calendar year is not less than [***] MMBTU/hr (Lower Heating Value). If the Commercial Operation Date occurs prior to January 1, 2014, the minimum annual royalty will be subject to pro rata reduction based on the number of calendar months the Conversion System operated in that calendar year. If the Conversion System ceases operation on any day prior to December 31 in the final year of operation, the minimum annual royalty will be subject to pro rata reduction based on the number of calendar months the Conversion System operated in that calendar year.

Years 1-5 following COD or January 1, 2014	$	[	***]
Years 6-10 following COD or January 1, 2014	$	[	***]
Years 11-15 following COD or January 1, 2014	$	[	***]
Each year thereafter	$	[	***]

For clarification, the minimum annual royalty is to be calculated and paid as follows: Each quarter the royalty payment is to be calculated as set forth above. After the fourth quarter royalty payment is calculated, the minimum annual royalty due for any given year except the last year of operation of the Conversion System would be the greater of: (1) the royalty as calculated per Section 1.4(i) and 1.4(ii) or (2) the minimum annual royalty amount in the above table. The minimum annual royalty payment is due with the fourth quarter payment of each year. Prepayment of the amount due is allowable. Royalties paid pursuant to the sales of Flare Products as per Section 1.4(iii) or LNG Section 1.4(iv) are not applicable towards the calculation to meet the minimum annual royalty.

(vi)	All sales of Covered Products shall be consistent with Applicable Law.

(vii)

In the event BOWERMAN POWER is able to benefit from any federal or State of California law, regulation, policy, grant, stimulus or similar program, and or rental agreement such as a cellular tower which results in the receipt of unanticipated monies (found money) to BOWERMAN POWER, the parties agree to negotiate in good faith any additional royalty or other payment to be made to the COUNTY as a result of the receipt of found monies. BOWERMAN POWER agrees to notify the County within ninety (90) days of receipt of said “found money”.

1.5 PERMITS

(a) Any and all environmental permits, and/or CEQA, planning approvals or other permits and/or approvals required to construct, operate, maintain, upgrade, or expand any facilities or equipment required of or by BOWERMAN POWER pursuant to this Agreement shall be the sole responsibility of BOWERMAN POWER. Any and all environmental permits and/or CEQA planning approvals or other permits and/or approvals required to operate, maintain, upgrade or expand any facilities or equipment required of or by COUNTY pursuant to this Agreement shall be the sole responsibility of COUNTY. COUNTY and BOWERMAN POWER agree to fully cooperate with, expedite and assist the other in obtaining such permits or approvals.

(b) In connection therewith, each party agrees to make available copies of all environmental information reports, environmental assessment reports, environmental impact reports, air impact assessment studies, environmental applications filed and other available data relating to, necessary for and used (or useful) at each party’s sole determination, provided such information is not privileged, in connection with obtaining any environmental permits or CEQA and planning approvals necessary for the installation and operation of any equipment or the conducting of any other activities on the Landfill.

1.6 RIGHTS TO LANDFILL GAS

(a) BOWERMAN POWER’S Rights. Except as otherwise provided herein and subject to the terms and conditions of this Agreement, BOWERMAN POWER shall have the exclusive right to recover and process Landfill Gas at the Landfill for sale and or conversion to and sale of Energy and other Covered Products and Flare Products. Subject to Section 1.2 hereof, the rights of BOWERMAN POWER to those portions of the Landfill outside of the Site are also by non-exclusive license and are limited to those portions of the Landfill at which or within which the Collection System and the Collection Instrumentation and Control System are located together with such other portions of the Landfill as authorized by the Director of OC WASTE & RECYCLING that may be necessary for BOWERMAN POWER to exercise the rights and perform the duties of BOWERMAN POWER. COUNTY shall execute and deliver any further writing, instrument or document and take any further action as BOWERMAN POWER may reasonably request, in form and substance reasonably satisfactory to BOWERMAN POWER, in order to evidence BOWERMAN POWER’s ownership of the Covered Products and the Flare Products or to permit or facilitate the sale, conveyance or transfer of Covered Products or Flare Products by BOWERMAN POWER.

(b) Use of Natural Gas. Natural Gas may be used to supplement the Landfill Gas only if 1) the Conversion Facility is utilizing all of the Landfill Gas reasonably capable of being recovered from the landfill and 2) the Conversion Facility is operating at less than full capacity and 3) Landfill Gas use shall have priority over Natural Gas use. In no event shall the use of Natural Gas exceed [***] of the total annual fuel BTU throughput.

(c) COUNTY’S Rights. COUNTY shall have the right to take or otherwise use Excess Gas, with the approval of BOWERMAN POWER. Such approval shall not be unreasonably withheld, conditioned or delayed. Excess Gas shall be recovered in such a manner so as not to negatively impact BOWERMAN POWER’s operations or production and sales of Flare Products or Covered Products. In the event the recovery of such Excess Gas is required to comply with Applicable Law, COUNTY and BOWERMAN POWER agree to work together to develop Collection System additions, operational methods, and techniques in order for COUNTY to meet Applicable Law, subject to the payment obligations set forth in Section 1.9(d). Any third party purchasing or otherwise receiving from COUNTY Excess Gas or Energy recovered exclusively from Excess Gas shall sign an agreement acknowledging BOWERMAN POWER’S superior rights to the Landfill Gas, the Covered Products and the Flare Products and other rights under this Agreement, which agreement shall be reasonably acceptable to BOWERMAN POWER. COUNTY and BOWERMAN POWER shall coordinate its efforts for Collection System work in the event that COUNTY installs or constructs any collection devices. In the event COUNTY and BOWERMAN POWER cannot agree on the actions needed to comply with Applicable Law, COUNTY shall have the sole and exclusive right to proceed with such action to the extent required to comply with Applicable Law or protect human health and the environment. Except as specifically provided in this Agreement, COUNTY reserves all rights to use the surface and subsurface of the Landfill; however, COUNTY shall use its best Commercially Reasonable efforts to minimize interference with the operations of the Collection System or Systems, the Conversion System or Systems, the Flare Facility, as described in Section 1.11(a) (if any) and the Utility Interface.

1.7 COMPLIANCE WITH LANDFILL OPERATING REQUIREMENTS

(a) System Plan. BOWERMAN POWER agrees to cooperate with COUNTY and appropriate regulatory agencies in the preparation of a plan for the sizing and installation of adequate Landfill Gas emission and Migration control devices including but not limited to Conversion System, Flare Facility, and Collection System to assure full compliance with air quality, and Landfill Gas emission and Migration regulations and other Applicable Law. COUNTY and regulatory agencies shall each approve the plan prior to design and construction of facilities contained herein. BOWERMAN POWER shall operate the Conversion System and any Flare Facility(s) necessary to maintain the COUNTY in compliance with all Applicable Law, including but not limited to, air quality and ground water quality and Landfill Gas emission and Migration regulations.

(b) Collection System Location. The installation of additional devices and operation of the COUNTY’S Collection System by BOWERMAN POWER is subject to the reasonable control and approval of COUNTY. The location(s) of the COUNTY’S Collection System may be changed, at any time, at the reasonable discretion of the Director of OC WASTE & RECYCLING. COUNTY shall be solely responsible for any and all costs related to such location change unless such change is at the request of BOWERMAN POWER.

(c) Governmental Monitoring. COUNTY intends to measure the concentrations of Landfill Gas on and around the Landfill to monitor for Landfill Gas emissions and Landfill Gas Migration for compliance with Applicable Law, including, but not limited to, air quality or other environmental regulations, such as Rule 1150.1 of the SCAQMD. COUNTY and BOWERMAN POWER agree that they shall coordinate their efforts to maintain the Landfill in compliance with all Applicable Law, including but not limited to air quality or other Applicable Law concerning Landfill Gas. If the COUNTY, BOWERMAN POWER or a regulatory agency at any time determines that the emissions of Landfill Gas from the Landfill exceed permissible limits, COUNTY and BOWERMAN POWER shall work together to determine the cause for such emissions. If the presence of excess concentrations of Landfill Gas are determined by COUNTY to be caused by surface fissures in the Landfill or other Landfill surface or subsurface irregularities, then COUNTY shall have the sole responsibility, at its expense, for the repair of such surface fissures or other Landfill surface or subsurface irregularities. If such excess concentrations of Landfill Gas are determined to be caused by the generation of Landfill Gas at the

Landfill at a rate greater than the rate of collection by the Collection System operated by BOWERMAN POWER, then COUNTY shall promptly notify BOWERMAN POWER of its determination and provide BOWERMAN POWER with the data in the possession of COUNTY supporting its determination of the cause of such excess concentration of Landfill Gas. Upon receipt of such notification and supporting data, BOWERMAN POWER shall adjust the draw rate on the wells or other collection devices in the Collection System located nearest to the area or areas of excess concentration of Landfill Gas. COUNTY and BOWERMAN POWER have set forth the preceding procedure to evidence the intent to cooperate with each other in an effort to maintain the compliance of the Landfill with applicable air quality and Landfill Gas emission, Migration regulations and other Applicable Law. The COUNTY and BOWERMAN POWER further agree that compliance with Applicable Law is a material obligation of this Agreement.

(d) Requests for Adjustment. BOWERMAN POWER acknowledges that COUNTY is required to respond promptly to complaints or other notifications COUNTY may receive from the SCAQMD or other governmental agencies having jurisdiction over the Landfill as to any purported noncompliance of the Landfill with Applicable Law. Accordingly, requests made by COUNTY to BOWERMAN POWER to adjust the draw rate on the wells or other collection devices constituting part of the Collection System may be made orally, either in person or by telephone, by COUNTY’S authorized representative to BOWERMAN POWER’s on-site representative(s) (as described in Section 1.12(b)). Such oral requests shall state the specific action that COUNTY desires BOWERMAN POWER to take with respect to the operation of the Collection System in order to meet the requirements of SCAQMD or other applicable governmental agency. Such oral requests shall be immediately followed by a written request containing the same information. BOWERMAN POWER shall initiate corrective actions expeditiously and notify the COUNTY verbally as soon as possible and then in writing of all actions taken and all modifications made to the Collection System no later than one (1) business day after such actions or modifications taken pursuant to a request by the COUNTY under this Section 1.7(d). COUNTY shall be solely responsible for any and all costs related to a COUNTY request pursuant to Section 1.7(c) or (d) other than to the extent that BOWERMAN POWER’S negligence causes or contributes to the conditions that prompt any such request or those requests that require only the services (routine operation and maintenance as described on Exhibit C-3 attached hereto) of BOWERMAN POWER personnel then assigned to the Landfill during normal business hours, for which there shall be no charge to COUNTY. If BOWERMAN POWER is unable to comply with such requests within twenty-four (24) hours from the receipt of such request by COUNTY (or within seventy two (72) hours if the applicable law allows for such longer period for compliance), or, if COUNTY is unable to locate any personnel of BOWERMAN POWER to deliver such request within a twenty-four (24) hour period (or within seventy two (72) hours if the applicable law allows for such longer period for compliance), then COUNTY shall be authorized through a technician or other personnel trained in the operation of the Collection System to adjust the appropriate wells or other collection devices included in the Collection System in order to meet the requirements of any rule, order, permit, or regulation of the SCAQMD or any other applicable governmental agency having jurisdiction over the Landfill, and all reasonable out-of-pocket costs associated with such actions by the COUNTY shall be reimbursed promptly by BOWERMAN POWER. The personnel utilized by COUNTY to adjust or perform other corrective work on the Collection System shall perform such work in accordance with the procedures and standards set forth in BOWERMAN POWER’s System Maintenance Manual. If COUNTY makes a request of BOWERMAN POWER to take action with respect to the Collection System that results in COUNTY using its personnel to adjust any such Collection System, following the completion of any such action taken by COUNTY, COUNTY shall (i) notify BOWERMAN POWER verbally as soon as possible and then in writing of all actions taken and all modifications made to the Collection System no later than one (1) business day after such actions; and (ii) be subject to the indemnification provisions of Section 2.13.

(e) Compliance with Applicable Law. COUNTY covenants that the Landfill and all activities conducted thereon will, during the term of this Agreement, be in material compliance with all Applicable Law, including without limitation those relating to Hazardous Materials. BOWERMAN POWER covenants that all of its activities conducted on the Landfill will, during the term of this Agreement, be in material compliance with Applicable Law, including without limitation those relating to Hazardous Materials. Notwithstanding the foregoing, it shall not be deemed to be a breach of this Section, 1.7(e) by either party if a failure to comply is cured by the earlier of (i) one hundred twenty (120) days after receiving a notice of non-compliance from the other party or any third party; (ii) the cure period provided for in Applicable Law or (iii) notice from the governmental authority attempting to enforce compliance with same.

(f) Habitat Mitigation Responsibilities. The parties acknowledge that disturbance of Habitat may require permission, permits and or implementation of mitigation acceptable to the U.S. Fish and Wildlife Service, California Department of Fish and Game, the Nature Reserve of Orange County and or other applicable agency prior to disturbance. In the event a party requests a relocation of the Site as set forth in Section 1.2(d), the requesting party shall be responsible for all costs and expenses related to Habitat mitigation in connection with such relocation of the Site (including, but not be limited to, obtaining any permits/permission from the applicable agencies for impacts to Habitat, implementation of compensatory mitigation associated with the development of the project, all costs related to any required Habitat mitigation (i.e., consultants, processing permits, long-term maintenance and monitoring, etc.). Otherwise, each party shall be solely responsible for any Habitat mitigation related to such party’s operations under this Agreement. Said responsibilities shall include, but not be limited to, obtaining any permits/permission from the applicable agencies for impacts to Habitat, implementation of compensatory mitigation associated with the development of the project, all costs related to any required Habitat mitigation (i.e., consultants, processing permits, long-term maintenance and monitoring, etc.). In the event of a mutual project or disturbance, each party shall be responsible for its share of the mitigation based on the percentage involvement in the project or disturbance.

Prior to contacting the appropriate regulatory agencies, BOWERMAN POWER shall coordinate any plans or inquiries related to Habitat with regulatory agencies with the COUNTY dealing with Habitat mitigation on COUNTY property. In the event a potential Habitat disturbance issue is discovered by BOWERMAN POWER, exclusive of a disturbance caused by the COUNTY’s requested relocation of the Site, BOWERMAN POWER shall submit a Habitat mitigation plan satisfying the requirements of the applicable agencies to the COUNTY in accordance with the provisions of Section 1.8 for OC Waste & Recycling Director approval as per Section 1.8.

1.8 CONSTRUCTION OF CONVERSION SYSTEM

(a) BOWERMAN POWER shall cause to be designed, constructed, and installed within the Site and the Landfill [***] any Conversion System improvements, as may be expanded from time to time, to adequately accommodate the uses permitted under this Agreement and shall submit its design plans and easement requirements therefore for review and approval by Director of OC WASTE & RECYCLING and the appropriate COUNTY building official. The construction proposed by BOWERMAN POWER may be scheduled in Commercially Reasonable increments, subject to review by Director of OC WASTE & RECYCLING and the appropriate COUNTY building official. BOWERMAN POWER shall provide a construction schedule, updated monthly. Development of the Site for the Conversion System shall be conducted in a good and workmanlike manner and shall meet all other requirements contained in this Agreement. Approval by Director of OC WASTE & RECYCLING shall not be unreasonably conditioned, delayed, withheld or denied.

(b) Before starting construction of the Conversion System:

(i)

If BOWERMAN POWER deems it necessary to secure areas of the Landfill in addition to the Site, provided that suitable areas of the Landfill are available, the Director of OC WASTE & RECYCLING will select an area sufficient in size and acceptable to BOWERMAN POWER to accommodate the construction and operation by BOWERMAN POWER of the Conversion System. The Director of OC WASTE & RECYCLING shall work with BOWERMAN POWER to select a parcel or parcels of real property with stable soil that does not contain refuse from landfilling operations or other fill material, takes into account the convenience to the Collection System, the convenience and proximity to the Utility Interface, aesthetic and environmental considerations and any other appropriate consideration in the opinion of the Director of OC WASTE & RECYCLING and acceptable to BOWERMAN POWER. BOWERMAN POWER shall prepare a site layout or plat map (at least 8 1/2” x 11” in size at a 1”:40’ scale) that shows the location of the Site including the additional area, once the additional area, if any, is agreed upon. Upon approval of this site layout or plat map by the Director of OC WASTE & RECYCLING, it shall be attached as Exhibit B to this Agreement.

(1)

If the site layout or plat map is marked as “preliminary”, a final site layout or plat map must be included, for approval by the Director of OC WASTE & RECYCLING, with the design plans as required in Section 1.8(a).

(ii)

The Director of OC WASTE & RECYCLING and BOWERMAN POWER will work together to identify and select an area of sufficient size to accommodate a temporary construction office trailer(s) and a work and storage area commonly referred to as the construction lay down area. BOWERMAN POWER will work to minimize the size and duration this area will be needed and will be responsible, at the sole cost of BOWERMAN POWER, to restore the area as nearly as practicable to its original condition or an alternate condition as agreed to by the Director of OC WASTE & RECYCLING.

(iii)	BOWERMAN POWER will obtain environmental clearance for all work encompassed by this Agreement in accordance with the requirements of the CEQA.

(iv)	BOWERMAN POWER will submit the following to the Director of OC WASTE & RECYCLING:

(a)	Evidence of insurance coverage that fully complies with Section 2.12 of this Agreement.

(b)	Evidence, by submitting approved building permits that the proposed development is:

1)	In conformance with the General Plan of COUNTY pursuant to California Government Code Section 65402 or the then current applicable section.

2)	In conformance with all federal, state and local land use planning requirements.

3)	In compliance with all Applicable Law and other legal requirements applicable to the construction of the Conversion System.

(v)

BOWERMAN POWER shall install the necessary fire protection system(s) as required per the Orange County Fire Authority (OCFA) and obtain adequate permits and approvals from OCFA for the Conversion System.

(a)

The COUNTY is willing to allow BOWERMAN POWER to expand the COUNTY existing fire protection and potable water system to meet these requirements, pending approval of such modification by the OCFA and the Director of OC WASTE & RECYCLING, at the expense of BOWERMAN POWER.

1)	Such improvements to existing COUNTY fire protection and potable water system shall become the property of the COUNTY upon acceptance by the appropriate building official.

2)

If, pursuant to this Section 1.8 (b) (v), BOWERMAN POWER elects to install additional capacity or make improvements to the existing COUNTY fire protection and potable water system, it is understood BOWERMAN POWER may use these improvements for fire protection purposes only.

(b)

Should OCFA require additional improvements to the existing COUNTY systems, cost sharing for any system improvements will be based proportionally on the size of the needed COUNTY improvements to the total size of the improvements needed by BOWERMAN POWER and must abide by COUNTY purchasing policies as defined by Applicable Law.

(vi)

BOWERMAN POWER shall complete the decommissioning of the former LNG plant as mutually agreed upon in writing and directed by the Director of OC Waste & Recycling. Said decommissioning shall include the removal of specific improvements and restoration of the site.

(c) Before delivering Covered Products to any Customer, BOWERMAN POWER shall provide a copy of the Energy Agreement to Director of OC WASTE & RECYCLING as per Section 1.12 (a)(xiii).

1.9 COLLECTION SYSTEM AND FLARE FACILITY

(a) Construction of Flares. BOWERMAN POWER shall install additional Flares as needed to destruct all Landfill Gas reasonably projected to be recovered by the Collection System at the Landfill. The parties agree that until an alternate method of Landfill Gas destruction and destruction capacity determination is clearly defined in writing by the SCAQMD to the reasonable satisfaction of the Director of OC WASTE & RECYCLING, only Flare capacity will count towards the Landfill Gas destruction capacity requirements required by this Agreement. [***]. BOWERMAN POWER agrees to meet at a minimum annually with the COUNTY to review the most current Landfill Gas Generation Rate Table (Exhibit G), and establish a timeline agreed to by both parties as to when a new Flare is to be installed.

(b) If and when BOWERMAN POWER is required to replace or install a new Flare, in order to maintain control system and spare parts consistency, the COUNTY approval for the new Flare is contingent on BOWERMAN POWER providing a Perennial Energy Flare unless it can be shown the Flare(s) available from Perennial Energy at the time the Flare is needed a) do not meet the then applicable requirements for the destruction of Landfill Gas, or b) control systems and or major parts have changed significantly enough to negate the advantage of purchasing from Perennial Energy.

(c) Use of Existing Facilities. BOWERMAN POWER and COUNTY agree to continue to work together to develop operational methods and techniques in order to optimize the quality and quantity of Landfill Gas recovered from the Collection System in the Landfill. To the extent reasonably practicable, BOWERMAN POWER agrees to utilize COUNTY’S horizontal Landfill Gas extraction system, vertical Landfill Gas wells, and header(s) to produce and recover Landfill Gas therefrom and transport Landfill Gas to the Site of the Conversion System.

(d) Collection System Improvements.

(i)	All work required for capital additions (as set forth in Exhibit C-3 C) to the Collection System to comply with Applicable Law will be implemented by [***].

(ii)	The Collection System Major Maintenance responsibilities are defined in Exhibit C-3(B).

(e) Collection System Improvement Reimbursement. Beginning January 1, 2012, BOWERMAN POWER will pay or reimburse COUNTY for [***], in both cases either through a credit or a direct payment to COUNTY (as evidenced by supporting documentation to be provided by COUNTY on an annual basis). Any such reimbursement shall be subject to pro rata reduction in the final year of the term to the extent the term does not expire or terminate on December 31 and shall be due within thirty (30) days after receipt by BOWERMAN POWER of a statement prepared by COUNTY setting out in reasonable detail the costs for which reimbursement is due under this Section 1.9(e).

(f) Collection System to Control Landfill Gas Migration. If (A) the Collection System as it exists at any given time, including the use of all improvements installed per Section 1.9(c) above, will control Landfill Gas Migration when adjusted as per and within Applicable Law limits, and (B) said adjustments result in Landfill Gas quality or quantities below limits acceptable to BOWERMAN POWER and (C) COUNTY determines that by readjusting the Collection System to meet the Landfill Gas quality or quantities acceptable to BOWERMAN POWER that Landfill Gas Migration in excess of regulatory limits cannot be prevented, or soon may not be preventable, then BOWERMAN POWER shall design and construct [***] all improvements to the Collection System required to reduce the burden on the Collection System to increase the Landfill Gas quality or quantities to limits acceptable to BOWERMAN POWER, including if necessary, a separate Collection System. Said improvements shall be designed and operated in conjunction with the entire Collection System, which now includes the additions installed by BOWERMAN POWER to prevent Landfill Gas Migration.

(g) Cooperation. The engineering staffs of COUNTY and BOWERMAN POWER shall meet and confer on the design of any expansion or additions to the Collection System at the Landfill. COUNTY and BOWERMAN POWER agree to cooperate in specifying the materials, design, and location of Landfill Gas collectors for the Collection System to satisfy Applicable Law. No structures, improvements, or facilities relating to the Collection System shall be constructed, erected, altered or made within the Site or the Landfill by BOWERMAN POWER without prior written consent or approval of the Director of OC WASTE & RECYCLING or designee, which consent shall not be unreasonably withheld, conditioned or delayed.

1.10 OPERATION AND MAINTENANCE OF THE COLLECTION AND CONVERSION SYSTEMS

(a) In operating and maintaining the Collection System and constructing, equipping, operating and maintaining the Conversion System, BOWERMAN POWER shall use reasonable care and diligence and shall perform all work in a proper and workmanlike manner and BOWERMAN POWER agrees to conduct its operations in full compliance with Applicable Law and so as not to unreasonably interfere with the use of the Landfill for sanitary landfill operations. BOWERMAN POWER’S operation and maintenance duties for the Collection System shall be as detailed in Exhibit C-3 attached hereto and BOWERMAN POWER shall perform the Routine Operations, Repair and Maintenance as assigned in Exhibit C-3(A) attached hereto, [***]. COUNTY agrees to use its best efforts to supervise the equipment operators employed at the Landfill and to instruct them not to damage any wells, piping, or other material or equipment installed at the Landfill which may extend above the surface of the Landfill during either normal day-to-day operations or during any operations in which the Landfill is brought up to its final grade.

(b) To the extent that any damage occurs to all or any part of any of the systems on the Site, specifically the Conversion System, Condensate System, the Collection System, the Flare Facility described in Section 1.11(a) below or the Utility Interface, each party shall pay for the cost of any and all damage that is the fault of that party, or caused by any Affiliate, sublessee or sublicensee, assignee, representative, contractor, agent, licensee, or invitee of that party. Nothing herein shall be construed as limiting either party’s right to pursue all other available rights at law or in equity.

1.11 OPERATION AND MAINTENANCE OF FLARE FACILITY AND CONDENSATE SYSTEM

(a) In order to allow COUNTY to comply with Applicable Law with respect to its operations at the Landfill, BOWERMAN POWER shall convey any Landfill Gas within the Collection System not being used by any Conversion System to the Flare Facility. BOWERMAN POWER agrees to consume or flare Landfill Gas as necessary to maintain COUNTY compliance with Applicable Law concerning Landfill Gas through the term of this Agreement.

(b)

(i) BOWERMAN POWER shall perform the Routine Flare Facility and Condensate System Operation and Maintenance assigned to it in Exhibits C-l and C-2 attached hereto. All duties assigned to BOWERMAN POWER, as set forth in Exhibit C-l and C-2, shall be performed at [***] expense.

(ii)	BOWERMAN POWER shall perform the Major Maintenance on the Flare Facility assigned to it in Exhibit C-l attached hereto, [***].

(iii)	BOWERMAN POWER shall perform the Major Maintenance on the Condensate System assigned to it in Exhibit C-2 attached hereto [***].

(c) As part of its obligation to operate and maintain the Flare Facility under this Section 1.11, BOWERMAN POWER shall purchase or otherwise provide all electricity necessary to operate the Flare System and install any metering necessary to do so. Such electricity shall be of utility standard quality and shall be separately metered. [***].

1.12 DUTIES OF BOWERMAN POWER

(a) Generally. BOWERMAN POWER shall keep and maintain the Site, Flare Facility, Condensate System and Collection System and all improvements of any kind which may be erected, installed, or made thereon in good condition and in good repair and in a safe, clean, and sanitary condition, all as set forth in Exhibits C-l, C-2 and C-3 attached hereto, and properly handle any Hazardous Material generated or brought into the Landfill by or at the request of BOWERMAN POWER, subject to the other terms of this Agreement. BOWERMAN POWER shall keep and maintain the aesthetics of the Site consistent with the COUNTY premises as they relate to the general style and color scheme where applicable, as reasonably determined by the Director of OC Waste & Recycling. In addition, BOWERMAN POWER shall pay particular attention to odor, fumes, light and sound as they relate to the duties described in this Agreement and work with the COUNTY to develop procedures for when complaints are received. These procedures are to become part of the BOWERMAN POWER System Maintenance Manual. BOWERMAN POWER shall employ, or otherwise obtain the services of, experienced Landfill Gas to energy personnel to assist BOWERMAN POWER in performing its obligations under this Agreement. Specifically, subject to the terms and conditions of this Agreement, BOWERMAN POWER will perform the following duties during the term of this Agreement:

(i)	Provide routine operation and maintenance, Major Maintenance and capital improvements as provided in this Agreement.

(ii)

Treat and dispose of all Condensate separated or collected from the Collection System, Flare Facility and the Conversion System at BOWERMAN POWER’S expense so that such Condensate satisfies the requirements of Applicable Law, including delivery of adequate Landfill Gas to the Flare Facility as described in Section 1.11(a) to the extent needed to dispose of Condensate through injection into the Flare Facility; provided that, notwithstanding anything in this Agreement to the contrary, BOWERMAN POWER shall have no obligation to handle or dispose of Condensate that can be or will be classified as Hazardous Material, unless (x) the Condensate has been made a Hazardous Material by a treatment or process performed by BOWERMAN POWER or by the Conversion System or (y) such Condensate is readily treatable on site without any excessive expense (not to exceed $[***] annually, escalating no more than [***]% annually), such as a pH adjustment.

The County, at its option, may treat and use Condensate for dust control.

(iii)

BOWERMAN POWER is responsible to provide all monitoring and testing with analysis as required by Applicable Law for the Landfill Gas (with the exception of the testing associated primarily with the Landfill, such as SCAQMD 1150.1 monitoring and testing requirements). The frequency, constituents and methods monitored and or tested may change as required by Applicable Law or the current permit.

(iv)	Perform its duties hereunder in accordance with Applicable Law related to BOWERMAN POWER’s operations.

(v)	[***].

(vi)

Prepare and present to the COUNTY for review and approval, the BOWERMAN POWER System Maintenance Manual within ninety (90) days of the Effective Date of this Agreement and thereafter as it may be amended from time to time. The COUNTY has the right to request revisions annually.

A)

BOWERMAN POWER shall within thirty (30) days of the Effective Date prepare and present to the COUNTY for review and approval, the Flare Facility and Collection System Operations and Maintenance procedures portion of BOWERMAN POWER’s System Maintenance Manual.

B)	BOWERMAN POWER shall supply COUNTY with two (2) copies of the BOWERMAN POWER System Maintenance Manual as in effect from time to time, or whenever modified.

(vii)	Perform all other duties and obligations of BOWERMAN POWER as specified in this Agreement.

(viii)	Comply with all federal and state statutes and regulations regarding the employment of aliens.

(ix)	Comply with all aspects of Applicable Law.

(x)

Participate in monthly coordination meetings (via telephone or in-person) between COUNTY staff and BOWERMAN POWER management (routine management participation at the discretion of BOWERMAN POWER unless specifically requested to attend by the COUNTY) and/or on-site field and Conversion System personnel.

(xi)	[***].

(xii)

Maintain, repair and generally keep in a good and safe condition as per the standards for a private road, the portions of the access road located within the boundaries of the Site at the sole cost of BOWERMAN POWER.

(xiii)

Provide copies of all Energy Agreements with a duration of more than one (1) year to COUNTY by BOWERMAN POWER within thirty (30) days of execution of any such Energy Agreements (see also Section 1.8 (c)).

(xiv)

In the event there is Excess Gas available, BOWERMAN POWER and COUNTY agree to explore Commercially Reasonable options for the production and sale of electricity by BOWERMAN POWER to COUNTY from an expansion project or the self-generation of electricity by COUNTY for use by COUNTY for its’ administrative needs on the Landfill.

(b) Representatives. BOWERMAN POWER shall designate in writing to the Director of OC WASTE & RECYCLING an on-site representative who shall be responsible for the day-to-day operation and level of maintenance, cleanliness, and general order. COUNTY shall designate in writing to BOWERMAN POWER a representative who shall be responsible for interfacing with BOWERMAN POWER as to the day-to-day operations on the Site.

(i)

The BOWERMAN POWER representative acting in the capacity of Landfill Gas Collection System supervisor or equivalent position shall have at least 5 years’ experience in the operations and maintenance of a Landfill Gas Collection System and within one year of assignment to the Landfill shall have successfully completed at a minimum the SWANA Landfill Gas Systems Operations and Maintenance and or Landtec Technician Landfill Gas Training course or equivalent.

(ii)

The BOWERMAN POWER representative(s) acting in the capacity of Landfill Gas Collection System technician or equivalent position within one year of assignment to the Landfill shall have successfully completed at a minimum the SWANA Landfill Gas Basics course or equivalent.

(iii)

If an inadequate, improper or delayed action on the part of BOWERMAN POWER staff results in a regulatory violation or fine, the parties agree to work together to first identify and then correct the root cause of any such inadequate, improper or delayed action. This correction would include but not be limited to; changing of policies, additional training, re-training or the replacement of the responsible BOWERMAN POWER staff member. The COUNTY may request the replacement of a BOWERMAN POWER staff member only after a second regulatory violation or fine has been attributed to the BOWERMAN POWER staff member’s inadequate, improper or delayed action and only after a joint investigation by both parties; provided however, that the COUNTY may request that BOWERMAN POWER immediately remove a staff member in the event of negligence which results in a regulatory violation or fine or willful misconduct of such staff member as reasonably determined by the COUNTY.

(iv)

If the COUNTY has evidence that BOWERMAN POWER’S operation and maintenance of the Collection System, Flare Facility and/or Condensate System is (a) not in compliance with Applicable law, (b) not in compliance with the manufacturers recommendations, (c) not within the operating parameters as reasonably defined by the COUNTY or (d) not within Commercially Reasonable standards, then the COUNTY may request BOWERMAN POWER to engage, [***], an independent consultant to review and audit BOWERMAN POWER’s compliance with its’ operation and maintenance obligations under this Agreement. Such requests will be limited to once per calendar year and the independent consultant shall be selected by BOWERMAN POWER with approval from the Director of OC Waste & Recycling which approval shall not be unreasonably withheld or delayed. The parties agree to review the findings and implement agreed upon recommended changes to BOWERMAN POWER’s System Maintenance Manual and or take appropriate action as per Section 1.12(b)(iii) above.

(c) Failure to Maintain. If BOWERMAN POWER fails to maintain or make repairs or replacements as required of BOWERMAN POWER herein, the Director of OC WASTE & RECYCLING shall notify BOWERMAN POWER in writing of the failure. Should BOWERMAN POWER fail to commence correction of the situation within three (3) business days (or such earlier time as may be required by Applicable Law) after receipt of written notice, the Director of OC WASTE & RECYCLING may make the necessary correction or cause it to be made and the cost of labor, materials, and equipment shall be paid by the party responsible therefore as per Sections 1.9, 1.10 and 1.11 within ten (10) days of receipt of a statement of said cost from the Director of OC WASTE & RECYCLING. The Director of OC WASTE & RECYCLING may choose other remedies available herein, or by law.

(d) Further Improvements. Within sixty (60) days following completion of any substantial improvement within the Site and/or Landfill, pursuant to Sections 1.8 and 1.9 by BOWERMAN POWER, BOWERMAN POWER shall furnish the Director of OC WASTE & RECYCLING with one (1) complete set of reproducibles and two (2) sets of prints of “as-built” plans. In addition, BOWERMAN POWER shall furnish the Director of OC WASTE & RECYCLING with an itemized statement of the actual construction cost of COUNTY requested improvements to be paid by COUNTY. The statement of cost shall be sworn to and signed by BOWERMAN POWER or its responsible agent under penalty of perjury and may be subject to audit by COUNTY.

(e) Landscaping. BOWERMAN POWER shall, upon written request from the Director of OC WASTE & RECYCLING, install and maintain such landscaping as may be reasonably required for adequate screening of BOWERMAN POWER’s facilities and appurtenant equipment.

(f) Sale of Covered Products. BOWERMAN POWER shall, itself or through an Affiliate, exercise Commercially Reasonable efforts to acquire and sell, or otherwise extract the maximum value from the Landfill Gas, Covered Products and the Flare Products while minimizing any adverse impact on the Landfill and Landfill operations. Among other things, BOWERMAN POWER shall[***]: (1) prepare and file any document, application, registration or certificate; (2) institute or prosecute any proceeding, hearing, action or make any claim before any governmental agency or body; (3) negotiate any contract, agreement or other arrangement, or (4) take any and all other action that BOWERMAN POWER deems necessary or advisable with respect to the identification, acquisition or sale of any such Covered Product; provided, however that no document shall be filed or action taken by BOWERMAN POWER in the name of COUNTY without COUNTY’S prior written approval. Nothing herein shall be deemed as an obligation of BOWERMAN POWER to identify or pursue any particular opportunities with respect to Covered Products. BOWERMAN POWER shall have discretion to determine which Covered Products shall be identified and commercialized and there shall be no penalty or liability imposed on BOWERMAN POWER for its failure, or unsuccessful attempt, to identify and commercialize any particular Covered Product or to receive any particular value for any Covered Product. Notwithstanding anything contrary contained herein, COUNTY shall cooperate in good faith with BOWERMAN POWER with respect to matters undertaken by BOWERMAN POWER pursuant to this Section 1.12(f). Such cooperation shall include, but not be limited to, COUNTY’S execution of applications, certificates, filings, agreements and other documents as BOWERMAN POWER may reasonably request, provided, however, that COUNTY has reviewed and approved any such document and that execution of such document imposes no liability upon COUNTY, unless COUNTY, at its sole discretion, agrees to execute such document notwithstanding such liability.

(g) Engagement of Third Parties. Subject to the consent or other approval of the Director of OC WASTE & RECYCLING as required or permitted herein, BOWERMAN POWER may engage such persons and entities (including Affiliates of BOWERMAN POWER) as it deems advisable for the purpose of performing or carrying out any of its obligations under this Agreement; provided, however, that no such engagement shall relieve BOWERMAN POWER of any of its obligations or liabilities under this Agreement. BOWERMAN POWER, shall be solely responsible for the acts or defaults of its subcontractors and its agents, representatives and employees, including all persons and entities engaged pursuant to this Section 1.12(g). Nothing in this Agreement shall be construed to impose on COUNTY any obligation, liability or duty to an Affiliate, assignee, sublessee, sublicense, or subcontractor engaged pursuant to this Section 1.12(g), or to create any contractual relationship between any such entity or subcontractor and COUNTY. In the event that BOWERMAN POWER subsequently determines to employ a third-party operator or contractor to provide operations and maintenance services for BOWERMAN POWER hereunder, such third-party operator or contractor must be approved by the Director of OC WASTE & RECYCLING, which approval shall not be unreasonably withheld or delayed.

(h) Health and Safety

(i)	BOWERMAN POWER will comply with all Applicable Laws relating to health and safety pertaining to its business operations. See also Exhibit E.

(1)	For the purposes of this Agreement as it relates to noise requirements, the parties agree the Conversion Facility will not interfere with the operations of the Landfill.

(ii)

BOWERMAN POWER will submit a copy of the Health and Safety Plan to the OC WASTE & RECYCLING Safety Officer within thirty (30) days after the Effective Date of the Agreement and within thirty (30) days whenever it is modified. Exhibit E outlines the minimum requirements, as known to the OC WASTE & RECYCLING Safety Officer as of the Effective Date of this Agreement, for COUNTY approval of the Health and Safety Plan. The COUNTY’S acceptance/concurrence of BOWERMAN POWER’s Health and Safety Plan does not relieve or transfer any such responsibilities to the COUNTY.

(iii)

BOWERMAN POWER shall maintain an Orange County Fire Authority approved Hazardous Materials disclosure plan on Site as required by Applicable Law as soon as the Site becomes subject to such requirements. BOWERMAN POWER will provide a copy to the COUNTY within thirty (30) days of such requirement and within thirty (30) days whenever it is modified.

(i) Effective as of the Effective Date, BOWERMAN POWER shall reimburse COUNTY for [***]. BOWERMAN POWER shall pay such costs within thirty (30) days of receipt of an invoice and proper supporting documentation from COUNTY.

1.13 COMBUSTION CONTROL

(a) BOWERMAN POWER shall operate the Collection System in accordance with Applicable Law, including but not limited to, U.S. Environmental Protection Agency New Source Performance Standards to avoid the ignition of Landfill fires.

(b) In the event Carbon Monoxide (CO) levels increase over established baseline levels as reported in the FLARE STATION DAILY TOTAL FLOW & HEAT INPUT LOG and as stated in the BOWERMAN POWER System Maintenance Manual, BOWERMAN POWER will immediately begin taking additional CO readings throughout the Collection System in an effort to identify the source of the higher than normal CO levels. Once the source is located, the source(s) will be either isolated or adjusted to reduce the possibility of a fire until such a time as the increased CO levels have decreased to baseline or below.

(c) In the event of a fire in the refuse-filled portion of the Landfill, BOWERMAN POWER will follow the emergency response plan, which includes the Standard Procedures for Elevated Subsurface Temperature Monitoring and Control, provided to it by COUNTY and will take such steps as COUNTY requests so as to allow such fires to be extinguished as soon as practicable. To the extent possible, BOWERMAN POWER will isolate any collection wells that are part of the Collection System located in the area in which any such fire is occurring and close off such wells from operating with the remainder of the Collection System until any such fire is extinguished so as to minimize the potential for air to be drawn into the area of the Landfill where the fire is located. Such actions shall be in accordance with Applicable Law.

Following any actions taken by the parties to extinguish any fire in the refuse filled portion of the Landfill, BOWERMAN POWER shall monitor and conduct tests of the temperature and CO levels in the immediate area of the fire in order to assess the effectiveness of control measures taken by BOWERMAN POWER and the COUNTY to extinguish such fire. BOWERMAN POWER shall promptly provide copies of such test data to COUNTY. The cost of the samples to be tested at a laboratory for any given fire shall be paid for [***]. Once both parties agree the laboratory tests show the fire to be extinguished, any subsequent requests by COUNTY for laboratory tests for the same fire shall be paid for [***].

1.14 TERMINATION RIGHTS

(a) Default by BOWERMAN POWER. COUNTY shall have the right (in addition to any other rights it may have under this Agreement, at law or in equity), to terminate this Agreement:

(i)	If BOWERMAN POWER fails to timely pay any sums due to COUNTY under this Agreement and fails to cure such failure within thirty (30) days after COUNTY gives written notice of default to BOWERMAN POWER;

(ii)

If BOWERMAN POWER defaults in the performance of any other material obligation of this Agreement either by action or inaction and/or causes the Landfill to be out of compliance with Applicable Law and fails to cure same within ninety (90) days after COUNTY gives written notice of default to BOWERMAN POWER, unless such default is excused by the provisions of Section 2.14 (Force Majeure);

(iii)

If BOWERMAN POWER or GSF, only as it relates to GSF as per Section 1.16 (g) fails to pay its undisputed debts as they become due or admits in writing its inability to pay its debts or makes a general assignment for the benefit of creditors;

(iv)

If a case is commenced by or against BOWERMAN POWER or GSF, only as it relates to GSF as per Section 1.16 (g) under Title 11 of the United States Bankruptcy Code as now in force or hereafter amended and if the same is not dismissed within ninety (90) days;

(v)	If a trustee or receiver is appointed to take possession of substantially all of BOWERMAN POWER’s interest in this Agreement, where such seizure is not discharged within ninety (90) days;

(vi)

If BOWERMAN POWER or GSF, only as it relates to GSF as per Section 1.16 (g) convenes a meeting of its creditors or any class thereof for the purpose of effecting a moratorium upon or composition of its debts. In the event of any such default, neither this Agreement nor any interests of BOWERMAN POWER in and to the Landfill shall become an asset in any such proceeding and, in such event, in addition to any and all rights and remedies of the COUNTY hereunder and by law, it shall be lawful for COUNTY to declare the term of this Agreement ended and to re-enter the Site and take possession thereof and remove all persons therefrom, and BOWERMAN POWER and its unsecured creditors (other than COUNTY) shall have no further claim thereon or hereunder other than with respect to BOWERMAN POWER’S assets remaining on the Landfill; or

(vii)	If BOWERMAN POWER fails to construct [***].

(viii)

If, after the Commercial Operations Date, BOWERMAN POWER fails to produce and sell commercial quantities of Covered Products for a period of twelve (12) consecutive months (subject to the provisions of Section 2.14, Force Majeure);

(ix)

If any records, financial reports and or certifications related to the calculation of the royalty payment due the COUNTY is found to be materially false and BOWERMAN POWER does not correct it and pay the COUNTY any payments in arrears within ninety (90) days after written notice from the COUNTY.

(b) Default by COUNTY. BOWERMAN POWER shall have the right (in addition to any other right they may have at law or in equity) to terminate this Agreement:

(i)	If COUNTY fails timely to pay any sums due to BOWERMAN POWER under this Agreement and fails to cure such failure within thirty (30) days after BOWERMAN POWER gives written notice of default to COUNTY;

(ii)

If COUNTY defaults in the performance of any other material obligation of the Agreement and fails to cure same within ninety (90) days after BOWERMAN POWER gives written notice of default to COUNTY, unless such default is excused by the provisions of Section 2.14 (Force Majeure);

(iii)	If COUNTY fails to pay its undisputed debts as they become due or admits in writing its inability to pay its debts or makes a general assignment for the benefit of creditors;

(iv)	If a case is commenced by or against COUNTY under Title 11 of the United States Bankruptcy Code as now in force or hereafter amended and if the same is not dismissed within ninety (90) days;

(v)	If a trustee or receiver is appointed to take possession of substantially all of COUNTY’S interest in this Agreement, where such seizure is not discharged within ninety (90) days; or

(vi)	If COUNTY convenes a meeting of its creditors or any class thereof for the purpose of effecting a moratorium upon or composition of its debts.

(c) Default by Either Party. In the event of default by any party for nonpayment of sums due under this Agreement, the other party shall have the right to commence legal action to recover [***], the later of forty-five (45) days after such sums become due under this Agreement, or 30 days after the expiration of any cure period allowed for under this Agreement. Notwithstanding any provision to the contrary herein, no party shall have any right to set off any sums due or otherwise alleged to be due hereunder from moneys due the other party.

(d) Damages. In the event of the termination of this Agreement as set forth, authorized or permitted herein prior to BOWERMAN POWER constructing Flare capacity in order to consume all Landfill Gas reasonably projected to be recovered at the Landfill during the five (5) years following said termination and in addition to any other rights and remedies the COUNTY may have under this Agreement or at law, BOWERMAN POWER shall promptly pay COUNTY the sum of [***] toward the cost for the necessary Flare improvements to meet said requirements. Beginning [***] after the Commercial Operation Date, this amount shall be adjusted annually as per the Cost Index, but in no case shall the amount 1) be less than $[***] or 2) adjust by more than [***] in any one year. BOWERMAN POWER shall further be responsible for [***]% of any penalties or fines imposed by regulatory agencies caused by emission control devices not being installed and operating to satisfy all regulatory requirements until said necessary Flare improvements are in full operation. In the event BOWERMAN POWER has paid the COUNTY the full amount as above at least 30 months prior to the mutually agreed date the Flare installation is required to be operational, BOWERMAN POWER’S obligations under this Section 1.14(d) shall have been satisfied.

(e) Termination Right of BOWERMAN POWER. BOWERMAN POWER shall have the right to terminate this Agreement upon ninety (90) days written notice whenever, in the sole judgment of BOWERMAN POWER, Covered Products can no longer be sold in Commercial Quantities. Prior to enacting this clause, BOWERMAN POWER shall leave the Landfill with enough fully operable Flare capacity to meet the requirements of law or regulatory agencies to consume all Landfill Gas reasonably projected to be produced during the five (5) years following said termination or deposit monies as required per Section 1.14(d) of this Agreement.

1.15 SURRENDER OF POSSESSION

On the expiration of the Term of this Agreement, or this Agreement’s sooner termination, BOWERMAN POWER shall quietly and peaceably relinquish its rights to utilize the Site to COUNTY, and, if requested by COUNTY, shall cause a good and sufficient quitclaim deed to be recorded in Orange County, California, in which the Landfill is located.

(a) BOWERMAN POWER shall notify COUNTY, no later than 6 months prior to expiration of this Agreement or within sixty (60) days of any termination of this Agreement, of BOWERMAN POWER’s intention to either remove or abandon the above-ground property, fixtures, and improvements owned by BOWERMAN POWER which BOWERMAN POWER has placed on the Landfill. BOWERMAN POWER shall within six (6) months after said expiration or termination a) remove such above-ground property if (i) BOWERMAN POWER notifies the COUNTY of its intention to remove such above-ground property or (ii) COUNTY requests that such above-ground property be removed, and b) clean up any contamination of the Site caused by BOWERMAN POWER. In the event of a dispute as to the source of the contamination, reasonable exploratory costs to determine the source of the contamination shall be borne by the party ultimately determined to be responsible for the contamination. The COUNTY shall have the right to assume the interconnect agreements for any utility improvements (water, sewer and power), installed by BOWERMAN POWER. BOWERMAN POWER shall make reasonable efforts to ensure the COUNTY acquires these assumption rights, subject to any approval rights of the counterparty. BOWERMAN POWER and COUNTY shall mutually agree on the final Site configuration. The Site surface shall be left in a regulatory compliant manner unless waived by the Director of OC Waste & Recycling due to impending landfill operations.

(b) Within ninety (90) days of the Commercial Operation Date, BOWERMAN POWER shall select an engineering firm acceptable to the COUNTY to develop an appropriate estimate to decommission the Conversion System taking into consideration the approximate time value of money at the conclusion of the Term of this Agreement. BOWERMAN POWER shall provide a surety bond for said decommissioning cost estimate within 30 days of the determination, but no later than one hundred twenty (120) days from the Commercial Operation Date. Said surety bond shall be in form acceptable to the COUNTY and shall remain in effect until released by the COUNTY and only after BOWERMAN POWER has left the Site in a condition in compliance with the parameters of Section 1.15(a) and acceptable to the Director of OC Waste & Recycling using a Commercially Reasonable standard of review.

(c) BOWERMAN POWER shall leave the Landfill with fully operable Flare capacity adequate to meet Applicable Law in order to consume all Landfill Gas reasonably projected to be recovered as per Exhibit G, or as amended, at the Landfill during the [***] following the expiration or termination of this Agreement.

1.16 ASSIGNMENTS

(a) Restrictions on Assignment by BOWERMAN POWER. BOWERMAN POWER may not sell, assign, pledge or transfer this Agreement or any interest BOWERMAN POWER may have hereunder, without the prior written consent of COUNTY, which consent shall not be unreasonably withheld or delayed, except as follows:

1.	BOWERMAN POWER may sell, assign, pledge or transfer this Agreement or any interest BOWERMAN POWER may have hereunder to an Affiliate that is controlled by Montauk.

2.

BOWERMAN POWER may sell, assign, pledge or transfer this Agreement or any interest BOWERMAN POWER may have hereunder to one or more lenders (or such lenders’ trustee or agent) as collateral security for any financing provided, directly or indirectly, by such lender(s) in connection with the construction, ownership or operation of BOWERMAN POWER’S facilities located on the Landfill.

Unless specifically agreed in writing by COUNTY, any sale, assignment, pledge or transfer by BOWERMAN POWER as contemplated by Section 1.16(a)(1) or (2) above, or otherwise as may be consented to by COUNTY, shall not be construed to relieve BOWERMAN POWER of any of its obligations under this Agreement, nor shall any such sale, transfer, pledge or assignment be deemed to modify or otherwise affect any of COUNTY’S rights hereunder.

(b) Ownership of BOWERMAN POWER. As of the Effective Date, 100% of the membership interests of BOWERMAN POWER are owned by GSF. GSF agrees that it will not sell, assign, pledge or transfer any of the membership interests of BOWERMAN POWER without the prior written consent of COUNTY, which consent shall not be unreasonably withheld or delayed, except as follows:

1.	GSF may transfer membership interests of BOWERMAN POWER to an Affiliate that is controlled by Montauk.

2.

GSF may pledge, assign or otherwise transfer membership interests of BOWERMAN POWER to one or more lenders (or such lenders’ trustee or agent) as collateral security for any financing provided, directly or indirectly, by such lender(s) in connection with the construction, ownership or operation of BOWERMAN POWER’S facilities located on the Landfill.

Unless specifically agreed to in writing by COUNTY, any sale, assignment, pledge or transfer by GSF of membership interests of BOWERMAN POWER as contemplated by Section 1.16(b)(1) or (2), or otherwise as may be consented to by COUNTY, shall not be construed to relieve BOWERMAN POWER of any of its obligations under this Agreement, nor shall any such sale, transfer, pledge or assignment be deemed to modify or otherwise affect any of COUNTY’S rights hereunder.

For the avoidance of doubt, the parties hereto contemplate that GSF and its Affiliates (excluding, for this purpose, BOWERMAN POWER) may find it necessary or desirable to provide equity participations in GSF (or such Affiliates) or to provide other financial accommodations or incentives in order to induce financing parties to provide financing in connection with the construction, ownership or operation of BOWERMAN POWER’s facilities located on the Landfill. Accordingly, COUNTY acknowledges that direct or indirect changes in ownership of GSF (and/or such Affiliates including Montauk) including any sale of GSF or other financial accommodations or incentives provided by GSF (and/or such Affiliates including Montauk), shall not require the consent of the COUNTY.

(c) Information. In the event that BOWERMAN POWER sells, transfers, pledges or assigns this Agreement or any interest it may have herein as contemplated by Section 1.16(a)(1) or (2) or Section 1.16(b)(1) or (2), or otherwise requests that COUNTY approve any other sale, transfer, pledge or assignment of this Agreement or any interest of hereunder, then BOWERMAN POWER will provide such information about the purchaser, transferee, pledgee or assignee as COUNTY may reasonably request. In the event of a BOWERMAN POWER assignment which requires the approval of the COUNTY as per above, BOWERMAN POWER shall pay to the COUNTY an Assignment Fee in the amount of [***] by the effective date of the assignment (“Assignment Fee”).

(d) Assignment by COUNTY. COUNTY may sell, transfer, pledge or assign this Agreement, or any of its rights hereunder, to any third party without the consent of BOWERMAN POWER, provided however that if at the time of such sale, transfer, pledge or assignment, such third party is engaged in the business of generating and selling electricity (or other Covered Products) from Landfill Gas or is otherwise a competitor of BOWERMAN POWER, the COUNTY shall obtain the prior written consent of BOWERMAN POWER, which consent shall not be unreasonably withheld or delayed.

(e) Cooperation in Financing. In the event that BOWERMAN POWER enters into a financing transaction contemplated by Section 1.16(a) (2), then COUNTY shall, upon the request of BOWERMAN POWER, cooperate with BOWERMAN POWER in order to deliver such customary additional documentation as the financing parties may reasonably request in order to effectuate such financing transaction. Such additional documentation may include the following (without limitation):

1.	An acknowledgement by COUNTY of the sale, transfer, pledge or assignment;

2.	An estoppel certificate confirming the absence of breaches of this Agreement by BOWERMAN POWER or COUNTY, and

3.

An agreement under which COUNTY will provide to the financing party (i) notices of default and/or termination of this Agreement, (ii) upon default by BOWERMAN POWER under this Agreement, rights of the financing party to cure such defaults and otherwise perform the obligations of BOWERMAN POWER hereunder, (iii) upon default by BOWERMAN POWER with respect to that financing transaction, “step-in” rights of the financing party (or an assignee of that financing party that is experienced in Landfill Gas to energy operations) to assume the rights and obligations of BOWERMAN POWER under this Agreement, and (iv) the right of the financing party to receive direct payment of any amounts due to BOWERMAN POWER from COUNTY.

(f) Continued Obligation. Notwithstanding any provision of this Agreement to the contrary, BOWERMAN POWER at all times shall remain liable for all acts, actions, inactions, obligations, duties and liabilities related in any way to this Agreement, unless otherwise expressly released in writing by the COUNTY. Unless otherwise expressly agreed to by the COUNTY in writing, the COUNTY will look to and communicate directly with BOWERMAN POWER with respect to all matters (including, without limitation, all payment obligations and events of default) under this Agreement and will not have any obligation to communicate with any Affiliate, assignee, sublessee, sublicensee or GSF.

(g) Guaranty. As an inducement for the COUNTY consenting to the assignment from GSF to BOWERMAN POWER, GSF hereby guarantees to the COUNTY the full and prompt payment when due of all of the obligations of BOWERMAN POWER arising under the Agreement (the “Obligations”). GSF hereby agrees as follows:

1.

GSF agrees that its guaranty of the Obligations hereunder is independent of the obligations of BOWERMAN POWER under the Agreement and that, if any default occurs hereunder, a separate action or actions may be brought and prosecuted against GSF whether or not BOWERMAN POWER is joined therein.

2.

GSF agrees that the COUNTY may enforce this guaranty, at any time and from time to time, without the necessity of proceeding against BOWERMAN POWER. GSF hereby waives the right to require the COUNTY to proceed against BOWERMAN POWER, to exercise any right or remedy under the Agreement or to pursue any other remedy or to enforce any other right.

3.

GSF will continue to be subject to this guaranty notwithstanding: (i) any modification, agreement or stipulation between the COUNTY and BOWERMAN POWER, or their respective successors and assigns, with respect to the Agreement or the Obligations; (ii) any waiver of or failure to enforce any of the terms, covenants or conditions contained in the Agreement or any modification thereof, other than a full and indefeasible waiver by COUNTY of all obligations of BOWERMAN POWER under the Agreement; or (iii) any release of BOWERMAN POWER from any liability other than a full and indefeasible release by COUNTY of all obligations of BOWERMAN POWER under this Agreement.

(h) Termination of Guaranty. This guaranty shall be valid and enforceable and shall not terminate until the earlier to occur of (i) the expiration or termination of this Agreement in accordance with its terms or (ii) the date at which BOWERMAN POWER exhibits a net worth in the amount of [***] dollars. GSF will provide the County with sixty (60) days written notice of the occurrence of (ii) above and (ii) shall not be effective until the expiration of such sixty (60) day period.

1.17 REGULATION OF BOWERMAN POWER

BOWERMAN POWER is not a public utility and does not intend to dedicate to public use any of its facilities or the Landfill Gas or Energy recovered or produced from the Landfill. Nothing contained in this Agreement shall be deemed a dedication by BOWERMAN POWER to the public of any of its facilities or the Landfill Gas or Energy. If any regulatory body shall at any time assert jurisdiction over BOWERMAN POWER or any Affiliate thereof as a public utility by reason of this Agreement, BOWERMAN POWER shall have the right at such time, upon thirty (30) days’ written notice to COUNTY, to terminate this Agreement.

1.18 SURVIVAL

The provisions of Sections 1.11(b) (i), 1.14 (d), 1.14 (e), 1.15, 2.4, 2.7, 2.8, 2.9, 2.11, 2.13, 2.19, 2.31, 2.33 and 2.34 shall survive the termination, cancellation or expiration of this Agreement and such provisions shall apply to the full extent permitted by law.

1.19 NOTICES

Any notice, claim (other than as required pursuant to California Government Code Section 900 et seq.), request or demand required or permitted hereunder shall be in writing and shall be deemed given on the date received if delivered personally, on the date transmitted if sent by telecopy, or three days after the date mailed if sent by registered or certified mail, postage prepaid to the addresses indicated below:

TO: COUNTY	TO: BOWERMAN POWER

County of Orange Director, OC Waste & Recycling 300 North Flower Street, Suite 400 Santa Ana, CA 92703 Phone: (714) 834-4000 Fax: (714) 834-4183	Bowerman Power LFG, LLC c/o Montauk Energy Holdings, LLC 680 Andersen Drive Foster Plaza 10, 5th Floor Pittsburgh, PA 15220 Attn: President Phone: (412) 747-8700 Fax: (412) 921-2847

Any party hereto may from time to time, by written notice to the other, designate a different address which shall be substituted for the one above specified.

2.1 SUBLEASES

BOWERMAN POWER shall not enter into any subleases to this Agreement of any kind without prior written approval of the Director of OC Waste & Recycling which approval shall not be unreasonably conditioned, delayed, withheld or denied. Any sublease entered into without the prior written approval of the Director of OC Waste and Recycling shall be held null and void.

2.2 PROCEDURE FOR PAYMENT OF COMPENSATION TO COUNTY

(a) Timing. Subject to Section 2.14 (Force Majeure), payments provided for in Section 1.4 (Compensation to the COUNTY) shall be payable in arrears by the end of each month following each calendar quarter (April 30, July 31, October 31 and January 31), and payments provided for in Section 1.9(e) (Collection System Improvement Reimbursement) shall be payable in arrears on or before the thirtieth (30th) day following the receipt by BOWERMAN POWER of the statement described in Section 1.9(e).

(b) Location for Payment. Payments due to County under this Agreement shall be mailed to the COUNTY at the following address: County of Orange, Office of the Auditor- Controller, P.O. Box 1955, Santa Ana, California 92702. The designated place of payment and filing may be changed at any time by COUNTY upon thirty (30) days’ written notice to BOWERMAN POWER. Payments may be made by check payable to the County of Orange. Upon request of the COUNTY Auditor-Controller, BOWERMAN POWER agrees to use wire or other means of electronic funds transfer as the means for payment to the COUNTY. [***] assumes all risk of loss if payments are made by mail.

(c) Payment Terms. All sums due under this Agreement shall be paid in lawful money of the United States of America, without offset or deduction (except as provided in Section 2.40) or prior notice or demand, except as otherwise allowed by law or this Agreement. No payment by BOWERMAN POWER or receipt by COUNTY of a lesser amount than the payment due shall be deemed to be other than on account of the payment due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed an accord and satisfaction, and COUNTY shall accept such check or payment without prejudice to COUNTY’S right to recover the balance of the amount due or pursue any other remedy in this Agreement.

2.3 CHARGE FOR LATE PAYMENT

BOWERMAN POWER and COUNTY hereby acknowledge that the late payment of any sums due under this Agreement will cause the COUNTY to incur costs not contemplated by this Agreement, the exact amount of which will be extremely difficult to ascertain. Such costs include but are not limited to costs such as administrative processing of delinquent notices, increased accounting costs, etc. Accordingly, if any payment of any sum due to the COUNTY under this Agreement is not received by the COUNTY within thirty (30) days after the due date, a late charge of [***] of the payment due and unpaid shall be added to the payment, and the total sum shall become immediately due and payable to the COUNTY. An additional charge of [***] of said payment, excluding late charges, shall be added for each additional month that said payment remains unpaid. Any and all payments (including partial payments) made by BOWERMAN POWER to the COUNTY must first be applied to any unpaid late charge(s) before reducing the payment (whether current or delinquent) due. BOWERMAN POWER and COUNTY hereby agree that such late charges represent a fair and reasonable estimate of the costs that the COUNTY will incur by reason of a late payment. Acceptance of such late charges (and/or any portion of the overdue payment) by the COUNTY shall in no event constitute a waiver of any default with respect to such overdue amount hereunder. The charges for late payment set forth in this Section 2.3 shall accrue and be due and payable whether or not specifically referenced in any individual section of this Agreement.

2.4 RECORDS AND ACCOUNTS

(a) Records. BOWERMAN POWER shall, at all times during the Term of this Agreement, keep or cause to be kept in accordance with GAAP books, records, and accounts relating to its Landfill operations. Such records may be maintained for the term of this Agreement at BOWERMAN POWER’s offices located in Pittsburgh, Pennsylvania subject to the requirements of Section 2.4(d).

(b) Financial Reports. Within ninety (90) days after the end of each calendar year, BOWERMAN POWER shall at its own expense submit to Auditor-Controller a statement signed by the Chief Financial Officer certifying to COUNTY that all payments paid by BOWERMAN POWER to COUNTY pursuant to this Agreement during the prior calendar year were accurately determined in accordance with the provisions of this Agreement.

(c) Government Requests. Upon the request of Auditor-Controller, BOWERMAN POWER shall promptly provide, at BOWERMAN POWER’s expense, all available data to enable COUNTY to fully comply with any and every requirement of the State of California or the United States of America for information or reports relating to this Agreement and to BOWERMAN POWER’S use of the Site and Landfill.

(d) Examination and/or Audit. COUNTY shall, through its duly authorized agents or representatives, have the right to examine and audit books of account and records and supporting source documents of BOWERMAN POWER that are not Proprietary Information at any and all reasonable times for the purpose of determining the accuracy thereof, and of the quarterly statements of sales made and monies received. Said right shall not be exercised by Auditor- Controller more than once each accounting year.

The above-referenced books, records, and supporting source documents may be kept at BOWERMAN POWER’s offices located in Pittsburgh, Pennsylvania. The County Auditor- Controller, at BOWERMAN POWER’s request, and at said Auditor-Controller’s sole discretion, may authorize the above-referenced books and records and supporting source documents to be kept in a different single location outside the limits of Orange County provided BOWERMAN POWER shall at its option, agree to pay all expenses including but not limited to reasonable transportation, food, and lodging necessary for Auditor-Controller to send a representative to audit books and records at such location outside of Orange County or all expenses to deliver the books, records and supporting source documents to COUNTY from a location outside of Orange County. If the books, records, and supporting documents are maintained outside of Orange County, upon notification of intent by COUNTY to audit, BOWERMAN POWER may request to deliver certified copies to a location specified by the COUNTY. Such request shall be subject to COUNTY approval, which shall not be unreasonably denied, delayed, or conditioned. The copies of the books of account and records and supporting documents so provided shall be accompanied by a certification by the Chief Financial Officer of BOWERMAN POWER that such copies are true and correct copies of the original books of account and records and supporting source documents.

The full cost of said audit, as determined by Auditor-Controller, shall be borne by [***] if either or both of the following conditions exist:

1.	[***]; and /or

2.	[***].

Otherwise, COUNTY shall bear the cost of said audit. Such data related to this Agreement shall include, if required, a detailed breakdown of BOWERMAN POWER’S receipts and expenses which affect such amounts paid to or by the COUNTY under this Agreement.

(e) Failure to Maintain and Keep Records. In addition to any other remedies available to COUNTY at law or in equity or under this Agreement, in the event BOWERMAN POWER fails to maintain and keep books, records, and accounts and/or source documents relating thereto in accordance with GAAP, or to make the same available to COUNTY for examination and audit, or to record sales and/or to maintain registers to record sales, or to provide financial statements and other information to COUNTY regarding Gross Revenue and Flare Revenue required by this Agreement, COUNTY, at COUNTY’S option, may:

1.

Perform such examinations, audits, and/or investigations itself or through agents or employees as COUNTY and/or its auditors may deem appropriate to confirm the amount of compensation to COUNTY payable by BOWERMAN POWER under this Agreement [***].

2.	Require that BOWERMAN POWER [***].

The above costs payable by BOWERMAN POWER shall include [***].

2.5 SECURITY DEPOSIT

A security deposit in an aggregate amount that, when combined with any other security deposit held by COUNTY hereunder or under the Original Agreement, equals [***] shall be provided to COUNTY within ten (10) days after the Effective Date. This amount shall be adjusted every [***] on January 1st as per the Cost Index, but in no case shall 1) the amount be less than $[***] or 2) adjust by more than [***] in any three year period. All or any portion of the principal sum shall be available unconditionally to Director of OC WASTE & RECYCLING for [***]. In the event the Director of OC WASTE & RECYCLING withdraws any or all of the security deposit as provided herein, BOWERMAN POWER shall, within thirty (30) days of notification of any withdrawal by Director of OC WASTE & RECYCLING, accompanied with an explanation as to why such withdrawal was warranted under this Agreement, replenish the security deposit to maintain it at the most current calculated amount including any and all Cost Index adjustments. Failure to do so shall be deemed a default and shall be grounds for immediate termination of this Agreement. Such security deposit shall be in the form, at the sole discretion of BOWERMAN POWER, of either cash or an irrevocable letter of credit, which shall be in a form and issued by a financial institution acceptable to COUNTY. COUNTY acceptance of same shall not be unreasonably withheld, conditioned or delayed. The security deposit shall be rebated, reassigned, released, or endorsed by Director of OC WASTE & RECYCLING to BOWERMAN POWER within thirty (30) days of the end of the term of this Agreement, provided BOWERMAN POWER has fully performed each and every material term, covenant, and condition of this Agreement. In the event BOWERMAN POWER terminates this Agreement prior to the completion of the Term of this Agreement BOWERMAN POWER shall [***] (“Early Termination Fee”).

2.6 ASSURANCE REGARDING CONSTRUCTION COMPLETION

(a) Prior to commencement of construction of approved facilities within the Site and Landfill by BOWERMAN POWER that relates to either (y) any Conversion System related construction project that exceeds $[***] in cost, or (z) any other construction project that relates to facilities other than a Conversion System and that exceeds $[***] in aggregate cost, BOWERMAN POWER shall furnish to COUNTY evidence that assures COUNTY that sufficient monies will be available to complete the proposed construction. The amount of money available shall be equal to the [***] (“Equipment Bond”).

(b) In addition to the Equipment Bond, BOWERMAN POWER shall furnish to COUNTY a labor and material bond (“Labor & Material Bond”) in an amount [***]. For the avoidance of doubt, the Labor & Material Bond shall not be duplicative of amounts covered under the Equipment Bond.

(c) Such evidence as required in 2.6(a) and (b), shall be in effect until COUNTY acknowledges, in the case of the Equipment Bond, satisfactory payment in full and delivery of equipment and, in the case of the Labor and Material Bond, satisfactory completion of construction; such acknowledgement not to be unreasonably withheld, conditioned or delayed and may take one of the following forms, at BOWERMAN POWER’S sole discretion:

(i)	Completion bond issued to COUNTY as obligee;

(ii)	Irrevocable letter of credit issued to COUNTY from a financial institution reasonably acceptable to the COUNTY;

(iii)	Cash or other proof that BOWERMAN POWER has debt or equity financing commitments adequate to complete construction; or

(iv)	Any combination of the above.

(d) All bonds must be issued and executed by an admitted surety insurer authorized to transact surety insurance in the State of California and issued in a form generally utilized by COUNTY for similar projects. All bonds shall insure faithful and full observance and performance by BOWERMAN POWER of all terms, conditions, covenants, and agreements relating to the construction of improvements within the Site and/or Landfill. If the surety is unacceptable to the Director of OC WASTE & RECYCLING, BOWERMAN POWER shall promptly furnish such additional surety as may be required by the Director of OC WASTE & RECYCLING to protect the interest of the COUNTY. The Director of OC WASTE & RECYCLING shall not unreasonably withhold, condition or delay its approval of the surety. Failure to provide the additional surety as may be reasonably required by the Director of OC WASTE & RECYCLING shall constitute a default under this Agreement.

(e) Notwithstanding any provision of this Agreement to the contrary, COUNTY’S obligation regarding payment for construction of facilities under this Agreement is contingent upon the inclusion of sufficient funding for the services hereunder in the applicable COUNTY budget approved by the Board of Supervisors.

2.7 MECHANIC’S LIENS OR STOP NOTICES

(a) [***].

(b) In the event a lien or stop notice is imposed upon the Site and/or Landfill as a result of such construction, repair, alteration, or installation by or at the direction of BOWERMAN POWER, and it relates to an item for which COUNTY is not obligated to reimburse BOWERMAN POWER pursuant to the terms of this Agreement (or has already so reimbursed BOWERMAN POWER), BOWERMAN POWER shall either:

(i)	Record a valid release of lien, or

(ii)

Procure and record a bond in accordance with Section 3143 of the Civil Code, which frees the Site and/or Landfill from the claim of the lien or stop notice and from any action brought to foreclose the lien.

Should BOWERMAN POWER fail to accomplish either of the two optional actions above within ninety (90) days after the filing of such a lien or stop notice, this Agreement shall be in default and shall be subject to termination pursuant to the terms of Section 1.14. COUNTY may post and keep posted on the Site and the Landfill such notices of non-responsibility as COUNTY may desire to protect the Landfill against liens.

2.8 OWNERSHIP OF IMPROVEMENTS

As of the Effective Date, COUNTY shall have title to the Collection System, the Flare Facility, the Collection Instrumentation and Control System and its portion of the Condensate System (as described in Exhibit C-2) including any improvements thereto installed by or for BOWERMAN POWER at BOWERMAN POWER’s expense. To the extent BOWERMAN POWER has any ownership interest in the Collection System, Flare Facility, Condensate System and the Collection Instrumentation and Control System, BOWERMAN POWER forever quit claims and assigns, transfers, conveys and delivers to the COUNTY all of BOWERMAN POWER’s rights, title and interest to the Collection System, Flare Facility, Condensate System and the Collection Instrumentation and Control System. BOWERMAN POWER will deliver an executed copy of the quitclaim deed as set forth in Exhibit F. BOWERMAN POWER shall have title to the Conversion System, the Utility Interface System, its portion of the Condensate System (as described in Exhibit C-2) and all components of the Landfill Gas handling equipment located within the Site. A map depicting the demarcation point for ownership (location point 1) of assets by the parties is included in Exhibit C-4 hereto.

2.9 UTILITIES

Except as specifically provided for elsewhere in this Agreement, BOWERMAN POWER shall be responsible for and pay, prior to the delinquency date, all charges for utilities supplied to BOWERMAN POWER’S operations under this Agreement.

2.10 WATER

To the extent that COUNTY has access at the Landfill to water above the needs of COUNTY for use on the Landfill, COUNTY agrees to make available or permit BOWERMAN POWER to arrange for the availability of such excess water for use in connection with the operation of the Conversion System or Systems. All of such water made available to BOWERMAN POWER, whether from a private well or storage tank, a municipal water company, a mutual water company, or any other source, shall be separately metered and shall be provided at the sole expense of BOWERMAN POWER. However, if such water is supplied to BOWERMAN POWER by COUNTY from wells or storage tanks owned or controlled by COUNTY, such water shall be delivered to BOWERMAN POWER at a cost no greater than the cost to COUNTY. The foregoing shall only apply at such times, if any, during the term of this Agreement that COUNTY has access to water available for use at the Landfill and which may not be independently obtainable by a third party on as favorable a price or terms, or both.

2.11 DAMAGE, DESTRUCTION OR CONDEMNATION OF IMPROVEMENTS

In the event of any damage, destruction, condemnation, taking or taking for use with respect to the Landfill, or any part thereof or interest therein or facilities thereon (any such event being referred to as an “Event of Loss”), or should BOWERMAN POWER or COUNTY receive any notice or other information regarding an Event of Loss, the party receiving such notice or other information shall give prompt written notice thereof to the other party. Subject to each party’s obligations hereunder, BOWERMAN POWER and COUNTY shall be entitled to all insurance proceeds, compensation, awards or other payments or relief relating to property owned by it that is subject to an Event of Loss, and shall be entitled at its option to commence, appear in and prosecute in its own name any action or proceedings relating to that Event of Loss.

2.12 INSURANCE

(a) BOWERMAN POWER’s Requirements. BOWERMAN POWER shall maintain insurance reasonably acceptable to Director of OC WASTE & RECYCLING in full force and effect throughout the term of this Agreement, as provided below. In the event some or all of the insurance provided by BOWERMAN POWER pursuant to this section lapses, all activities on COUNTY property shall be immediately suspended until such time as all the insurance required by this section has been reinstated to the satisfaction of the Director of OC Waste & Recycling. Insurance coverage shall include, but not be limited to the Conversion System and any and all associated components, facilities, systems, buildings, or equipment installed or constructed by BOWERMAN POWER at BOWERMAN POWER’s expense for which BOWERMAN POWER retains title to. Additionally, BOWERMAN POWER shall cause it agents and or subcontractors, which have facilities, systems, buildings or equipment on COUNTY property to provide evidence of insurance directly to the COUNTY. The policy or policies of insurance maintained by BOWERMAN POWER shall provide the following limits and coverage’s:

(i)	Liability Insurance

(1)

BOWERMAN POWER shall maintain commercial general liability insurance covering bodily injury and property damage utilizing an occurrence policy form, in an aggregate amount not less than $[***]. This limit can be satisfied with a primary and excess policy. The primary policy must have a minimum limit of $[***] per occurrence and a $[***] aggregate. Subcontractors must comply with the minimum limits of $[***] per occurrence and a $[***] aggregate. Said insurance shall include, but not be limited to, premises and operations liability, independent consultants’ liability, products and completed operations liability, contractual liability, and personal injury liability.

(2)

BOWERMAN POWER shall also maintain pollution liability insurance covering bodily injury and property damage, in an amount not less than $[***]. Insurance shall provide coverage for, but shall not be limited to, pollution damage to the COUNTY’S premises and all third party claims including remediation, as a result of pollution arising from BOWERMAN POWER’S operation and maintenance of the current Collection Systems and Landfill Gas pre-treatment facilities and any construction, installation and operation and maintenance of an expansion to the Collection Systems and Landfill Gas pretreatment facilities and the Conversion System. Subcontractors with this exposure shall carry a minimum limit of $[***].

(3)

BOWERMAN POWER shall also maintain automobile liability insurance, bodily injury and property damage, in an amount not less than $[***] combined single limit for each occurrence. Said insurance shall include coverage for owned, hired, and non-owned vehicles and the COUNTY shall be added as an additional insured to the policy. All subcontractors must comply with this requirement.

(ii)

Commercial Property Coverage. BOWERMAN POWER shall insure all buildings, facilities, and improvements owned by BOWERMAN POWER at the Landfill to at least [***]% of their replacement cost, using an All Risk coverage form.

(iii)

Worker’s Compensation Insurance. Before commencing performance of this Agreement, BOWERMAN POWER shall furnish COUNTY satisfactory evidence that BOWERMAN POWER has secured worker’s compensation insurance and Employers’ Liability coverage with a minimum limit of $[***] from a responsible insurance company licensed to do business in the State of California. Such insurance shall be maintained in full force and effect at BOWERMAN POWER’S own expense during the entire term. Notwithstanding the foregoing, BOWERMAN POWER shall have the right to self-insure under this Subsection (iii).

If BOWERMAN POWER does not self-insure, a waiver of subrogation endorsement shall be provided in favor of the COUNTY.

All subcontractors shall provide the same evidence of insurance including the waiver of subrogation in favor of the COUNTY.

(iv)	Liability Policy Clauses. Each liability insurance policy required by this Agreement shall contain the following three clauses:

(1)

“This insurance shall not be canceled, limited in scope of coverage, or non-renewed until after thirty (30) days written notice has been given to the County of Orange, Director, OC WASTE & RECYCLING, 300 N. Flower, Suite 400, Santa Ana, California, 92703.”

(2)	“County of Orange is added as an additional insured as respect to operations of the named insured at or from the Frank R. Bowerman Landfill.”

(3)	“It is agreed that any insurance maintained by the County of Orange will apply in excess of, and not contribute with, insurance provided by this policy.”

(4)

All insurance policies required by this contract shall waive all rights of subrogation against the County of Orange and members of the Board of Supervisors, its elected and appointed officials, officers, agents and employees when acting within the scope of their appointment or employment

All subcontractors must also comply with these requirements prior to commencing work on COUNTY property.

(v)	Property Policy Clauses. Each property insurance policy required by this Agreement shall contain the clause set forth in subsection (1) above and the following two clauses:

(1)

“All rights of subrogation are hereby waived against the County of Orange and the members of the Board of Supervisors and elected or appointed officers or employees, when acting within the scope of their employment or appointment.”

(2)	“County of Orange is named as loss payee on this property insurance policy.”

(vi)	General Requirements.

(1)

BOWERMAN POWER agrees to deposit with Director of OC WASTE & RECYCLING on or before the Effective Date, certificates of insurance and required endorsements necessary to reasonably satisfy Director of OC WASTE & RECYCLING that the insurance provisions of this Agreement have been complied with, and to keep such insurance in effect and the certificates therefor on deposit with Director of OC WASTE & RECYCLING during the entire term of this Agreement.

(2)

Director of OC WASTE & RECYCLING shall retain the right at any time to review the coverage, form, and amount of the insurance required hereby. If, in the reasonable opinion of Director of OC WASTE & RECYCLING, the insurance provisions in this Agreement do not provide adequate protection for COUNTY and members of the public, Director of OC WASTE & RECYCLING may require BOWERMAN POWER to obtain insurance sufficient in coverage, form, and amount to provide adequate protection. Director of OC WASTE & RECYCLING’S requirements shall be reasonable but shall be designed to assure protection from and against the kind and extent of the risks which exist at the time a change in insurance is required.

(3)

Director of OC WASTE & RECYCLING shall notify BOWERMAN POWER in writing of changes in the insurance requirements. If BOWERMAN POWER does not deposit copies of acceptable insurance policies with Director of OC WASTE & RECYCLING incorporating such changes within sixty (60) days of receipt of such notice, this Agreement shall be in default without further notice to BOWERMAN POWER, and COUNTY shall be entitled to all legal remedies.

(4)

The procuring of such required policy or policies of insurance shall not be construed to limit BOWERMAN POWER’s liability hereunder nor to fulfill the indemnification provisions and requirements of this Agreement, nor in any way reduce the policy coverage and limits available from the insurer.

(5)	Any insurer providing coverage required by this Section shall be licensed to do business in [***].

If the insurance carrier is not an admitted carrier in [***], the CEO/Office of Risk Management retains the right to approve or reject a carrier after a review of the company’s performance and financial ratings

(6)

All self-insured retentions (SIRs) and deductibles shall be clearly stated on the Certificate of Insurance. If no SIRs or deductibles apply, indicate this on the Certificate of Insurance with a 0 (zero) by the appropriate line of coverage. Any liability self-insured retention (SIR) or deductible in an amount in excess of $[***] ($[***] for automobile liability), shall specifically be approved by the County Executive Office (CEO)/Office of Risk Management.

(b) COUNTY Requirements. COUNTY shall at all times during the term of this Agreement maintain such insurance with respect to the Landfill as is customarily maintained by the COUNTY with respect to works and projects of like character. With respect to COUNTY, or any other governmental entity which may be a successor in interest to COUNTY under this Agreement, the parties agree that self-insurance will satisfy the COUNTY’S insurance requirement.

2.13 INDEMNIFICATION

(a) General Indemnity. Each party shall defend, indemnify, protect, and hold the other party, its Affiliates and each of their respective employees, officers, members, directors, managers, officials, agents, representatives, tenants, contractors or servants, harmless from and against any and all claims, penalties, fines, demands, actions, proceedings, liability or losses (including reasonable attorneys’ fees and costs) for injury or death to person(s) or for damage or loss to or of third party property to the extent arising out of or caused by the indemnifying party’s breach of this Agreement, negligence or willful misconduct. [***]. Apportionment of liability shall be made by a court of competent jurisdiction and neither party shall be entitled to jury apportionment. Section 2.13(a) shall not apply to claims related to an “Environmental Hazard” which are defined in, and addressed exclusively by, Section 2.13(b) as follows:

(b) Environmental Hazards.

(i)

It is agreed that claims relating to Environmental Hazards, as that term is defined herein, are intended to be addressed by Section 2.13(b) exclusively. For the purpose of Section 2.13(b), the term “Environmental Hazard’ means the presence or existence, in, on, under or about the Landfill, the Site or the adjoining property of COUNTY (including the surface or groundwater on or under any such property) of any Hazardous Material, or any environmental condition which poses a substantial present or potential hazard to human health or the environment, whether such substance or condition exists or is discovered before or after the Effective Date of this Agreement.

(ii)

BOWERMAN POWER shall defend, with counsel approved in writing by the COUNTY (which approval shall not be unreasonably withheld), indemnify, protect, and hold harmless COUNTY and any and all legal entities governed by the COUNTY Board of Supervisors and each of their respective officers, directors, employees, agents, contractors and subcontractors from and against any and all damages, fines, penalties, liability and expenses (including reasonable attorneys’ fees, reasonable settlement costs, reasonable costs of investigation and court costs), arising out of claims, suits, causes of action, awards of damages (including natural resource damages), orders (including cease and desist, compliance and clean-up orders, remedial actions or corrective or preventative actions, whether sought or issued by judicial or administrative bodies or through public or private action), either at law or in equity, for personal injury of any type to any person (including any employee or agent of COUNTY or its subcontractors) or damage of any type to any property (including the expense of clean-up or other corrective or preventative action at or remediation of the Landfill, the Site or lands or water adjacent thereto) arising or alleged to have arisen from an Environmental Hazard but only to the extent, (1) such damage, whether personal injury, property, natural resources or other damage, is demonstrated to have been proximately caused by BOWERMAN POWER’S negligence or BOWERMAN POWER’s material breach of this Agreement; and (2) such Environmental Hazard does not relate to Condensate that can be classified as a Hazardous Material. Notwithstanding anything to the contrary in Section 2.13(b)(ii), (A) if any legal entities governed by the COUNTY Board of Supervisors otherwise entitled to defense and indemnity asserts a right to independent counsel, COUNTY shall pay any and all costs of such independent counsel; and (B) if BOWERMAN POWER wrongfully refuses COUNTY’s tender of defense, and BOWERMAN POWER is ultimately proven to be liable to COUNTY under Section 2.13(b)(ii), BOWERMAN POWER shall be responsible for COUNTY’s reasonable defense costs.

(iii)

COUNTY shall defend, with counsel approved in writing by BOWERMAN POWER, (which approval shall not be unreasonably withheld) indemnify, protect, and hold harmless BOWERMAN POWER, and its Affiliates, members and each of their respective officers, managers, directors, employees, agents, contractors and subcontractors from and against any and all damages, fines, penalties, liability and expenses (including reasonable attorneys’ fees, reasonable settlement costs, reasonable costs of investigation and court costs), arising out of claims, suits, causes of action, awards of damages (including natural resource damages), orders (including cease and desist, compliance and clean-up orders, remedial actions or corrective or preventative actions, whether sought or issued by judicial or administrative bodies or through public or private action), either at law or in equity, for personal injury of any type to any person (including any employee or agent of COUNTY or its subcontractors) or damage of any type to any property (including the expense of clean-up or other corrective or preventative action at or remediation of the Landfill, the Site, or lands or water adjacent thereto) arising or alleged to have arisen from an Environmental Hazard, but only to the extent, (1) such damage, whether personal injury, property, natural resources or other damage, is demonstrated to have been proximately caused by COUNTY’s negligence or COUNTY’s material breach of this Agreement; and (2) such Environmental Hazard does not relate to Condensate that can be classified as a Hazardous Material. Notwithstanding anything in Section 2.13(b)(iii) to the contrary, (A) if a member of BOWERMAN POWER otherwise entitled to defense and indemnity asserts a right to independent counsel, BOWERMAN POWER shall pay any and all costs of such independent counsel and (B) if COUNTY wrongfully refuses BOWERMAN POWER’s tender of defense, and COUNTY is ultimately proven to be liable to BOWERMAN POWER under Section 2.13(b)(iii), COUNTY shall be responsible for BOWERMAN POWER’s reasonable defense costs.

(c) Obligations of the Indemnitor and Indemnitee. Any party that proposes to assert the right to be indemnified under this Section 2.13 with respect to any claim, action, suit or proceeding shall, promptly after receipt of notice of any such claim or commencement of any such action, suit or proceeding, notify the indemnitor of the assertion of such claim or commencement of such action, suit or proceeding, enclosing copies of all papers received; provided, however, that the failure to so notify the indemnitor shall not relieve a party from any obligation to indemnify under this Section 2.13 except to the extent the indemnitor is actually materially disadvantaged by such failure to give notice. The indemnitor shall have the right and obligation to assume the defense of any claim, action, suit or proceeding with respect to which indemnification is being sought under this Section 2.13 with counsel reasonably satisfactory to the indemnitee. The indemnitee shall have the right to employ its own counsel, but the fees and expenses of such counsel shall be at the expense of the indemnitee. The indemnitor shall not be liable for any settlement effected without its prior written consent. The indemnitee shall cooperate with the indemnitor in the defense of any such claim, action, suit or proceeding to the extent reasonably requested by the indemnitor, and shall provide all information, evidence, assistance and authority necessary to enable the indemnitor to conduct a proper defense. Both parties agree to make witnesses available and to provide any reasonably requested technical assistance to the other party without requiring a subpoena therefor to pursue or defend any litigation against third parties arising from the matters and things provided for in this Agreement whether or not the party upon which such request is made is a party to such litigation. Notwithstanding anything to the contrary contained in this Agreement, the obligations of COUNTY and BOWERMAN POWER under Section 2.13 shall survive the termination or expiration of this Agreement.

(d) BOWERMAN POWER warrants that any new or existing hardware, software and firmware (information technology) provided under this Agreement shall be able to accurately process date/time data (including, but not limited to, calculating, comparing and sequencing) from, into, and between leap years and other years for its intended purpose and to the extent required for other systems or information technology that are used in combination with or controlled by such information technology to exchange date/time data with it. The duration of this warranty shall coincide with the term of this Agreement, and BOWERMAN POWER shall indemnify COUNTY against the failure, or the consequences of any failure, of such information technology to meet the requirements of Section 2.13(d) in accordance with the provisions of Section 2.13(a) above.

2.14 FORCE MAJEURE

Notwithstanding anything contained in this Agreement to the contrary, it is expressly understood and agreed that the obligations and times for performance imposed upon either party may be suspended so long as and to the extent that such party is prevented from or delayed in performing such obligations by events or conditions not within the reasonable control of that party, including without limitation the elements, strikes, Act(s) of God, accidents, casualties, unavailability or delays in delivery of any product, labor, fuel, service or material, work stoppages, insurrection or civil strife, or unavailability of any form of transportation (each a Force Majeure). This Agreement shall remain in full force and effect during any suspension of any obligations under any provisions of this Section 2.14 and for a period of two (2) years thereafter, provided that, after the removal of the cause or causes preventing or hindering the performance of such obligation, the applicable party diligently commences or resumes the performance of such obligation. The end of the Term of this Agreement shall not be extended for reasons of Force Majeure as per the provisions of this Section 2.14.

2.15 RECORDING

COUNTY or BOWERMAN POWER may file for recording with the County Clerk-Recorder of COUNTY a Memorandum of Agreement. The party causing such recording agrees to provide the other party with a certified copy of the recorded Memorandum of Agreement. Upon termination of this Agreement for any reason, BOWERMAN POWER shall execute and notarize a recordable quitclaim deed, with COUNTY as Grantee, covering the property and interests contained in this Agreement, subject to BOWERMAN POWER’s right of ownership as provided in this Agreement.

2.16 AUTHORITY

(a) General. COUNTY hereby warrants the title to the Landfill Gas and warrants that it has the full right and authority to grant to BOWERMAN POWER the rights set forth in this Agreement free and clear of any lien, charge or encumbrance, except as to any prior lien or encumbrance that might have arisen pursuant to the Bond Documents. The enforceability of such warranty shall be a condition precedent to all obligations of BOWERMAN POWER hereunder. COUNTY further agrees at BOWERMAN POWER’s option to defend, or assist in the defense of, the title to such Landfill Gas and shall indemnify, protect, defend, and hold BOWERMAN POWER harmless from and against any loss, damages or expenses arising from any claims or actions brought by any third party asserting rights in the Landfill Gas.

(b) COUNTY’s Interest. It is agreed that if COUNTY owns an interest in the Landfill Gas produced by the Landfill which is less than the entire and undivided ownership, the compensation to COUNTY due hereunder to COUNTY shall be reduced to the proportion thereof which the interest actually owned by COUNTY bears to the whole and undivided ownership or fee therein.

(c) Protection of BOWERMAN POWER’s Interests. If and whenever it shall be necessary, in order to protect BOWERMAN POWER’s interests hereunder, BOWERMAN POWER may at its option, upon sixty (60) days prior written notice, pay and discharge at any time any mortgage, taxes, or other liens now or hereafter attaching to the Landfill or any part thereof as a result of the default of payment by COUNTY. In such event BOWERMAN POWER shall have the immediate right to recover the full cost of any such mortgages, taxes or liens from COUNTY, together with sums due to BOWERMAN POWER under Section 2.3.

(d) Further Representations and Warranties. Notwithstanding the foregoing, COUNTY hereby represents, warrants and covenants as of the Effective Date that except as (1) disclosed in documents made available to BOWERMAN POWER prior to the Effective Date, (2) to Hazardous Materials in de minimis amounts that are deposited from household use in the ordinary course of Landfill operations, (3) to conditions that should reasonably not have been known to COUNTY after reasonable investigation (limited to OC WASTE & RECYCLING personnel and files on the Effective Date), and (4) to conditions that arise after execution of this Agreement: (i) the Landfill and all activities conducted thereon are in material compliance with all Applicable Law, including without limitation those relating to Hazardous Materials; and (ii) neither the execution of this Agreement nor the consummation by COUNTY of the transaction contemplated hereby will (1) conflict with or result in a material breach of the terms, conditions or provisions of or constitute a material default, or result in a termination of any agreement or instrument to which COUNTY is a party; (2) violate any restriction to which COUNTY is subject; (3) constitute a violation of any Applicable Law, or (4) result in the creation of any lien, charge or encumbrance upon the Landfill or any part thereof.

2.17 LANDFILL CONDITIONS

The parties acknowledge that due to the significant voids which exist in any landfill and in all probability exist in the Landfill, substantial settlement is likely to occur in the Landfill (other than with respect to the Site, on which no settlement is expected) during the term of this Agreement. Under no circumstances shall BOWERMAN POWER have any liability to COUNTY, its employees, agents, contractors, lessees, licensees, or invitees resulting, directly or indirectly, from any change in the surface or subsurface conditions of the Landfill other than the Site resulting from the settlement of the Landfill either during or after the construction and installation of the Collection System and the installation of the Conversion System or Systems and the Utility Interface.

2.18 RESERVATIONS TO COUNTY

Notwithstanding any provision of this Agreement to the contrary, COUNTY’s operation and maintenance of the Landfill in compliance with Applicable Law is paramount to any and all rights and licenses granted to BOWERMAN POWER under this Agreement. The Site and/or Landfill is accepted by BOWERMAN POWER subject to any and all existing easements and encumbrances; provided, however, that COUNTY represents and warrants that there are no existing easements and encumbrances that would interfere with BOWERMAN POWER’s rights under this Agreement, except as to any prior liens or encumbrances pursuant to the Bond Documents. COUNTY reserves the right to install, lay, construct, maintain, repair, and operate such sanitary sewers, drains, storm water sewers and drainage channels, pipelines, manholes, and connections; water and gas pipelines; telephone and telegraph power lines; and the appliances and appurtenances necessary or convenient in connection therewith, in, over, upon, through, across, and along the Site and/or Landfill or any part thereof for purposes of regular operation of the Landfill, and to enter the Site for any and all such purposes. COUNTY also reserves the right to grant franchises, easements, rights of way, and permits in, over, upon, through, across, and along any and all portions of the Site (with the prior written consent of BOWERMAN POWER, which shall not be unreasonably withheld) and/or Landfill. In addition, the County reserves the right, in its sole and absolute discretion, to investigate, implement and apply conversion technologies, to reduce the amount of solid waste disposed of at the Landfill. For the purposes of this Agreement, “conversion technologies” shall include without limitation, any technology that uses non-combustion thermal, chemical or biological processes to convert solid waste to a clean burning fuel or electricity. Conversion technology processes include, but are not limited to pyrolysis, gasification, acid hydrolysis and anaerobic digestion. Together with diversion of solid waste from landfills as required by applicable law, the implementation by the County of conversion technologies will reduce the amount of solid waste entering the Landfill, thereby affecting the amount of Landfill Gas created at the Landfill in the future. Other than the priority right to maintain the Landfill in compliance with Applicable Law and to implement conversion technologies, no right reserved by COUNTY in Section 2.18 shall be so exercised as to interfere unreasonably with BOWERMAN POWER’s operations hereunder or to impair any right granted to BOWERMAN POWER hereunder. COUNTY requires that contracts and agreements granting rights to third parties by reason of Section 2.18 shall contain provisions that the surface of the land shall be restored as nearly as practicable to its original condition upon the completion of any construction. COUNTY agrees to minimize any and all such interference and interruptions, and agrees to reimburse BOWERMAN POWER within thirty (30) days of receipt of an itemized invoice for all reasonable costs and damages incurred as a result of any temporary interference with BOWERMAN POWER’s use of any or all of the Site as a result of the exercise of these rights, upon receipt of a request for same with reasonable supporting documentation, together with sums due to BOWERMAN POWER under Section 2.3, but subject to the limits set forth in Section 2.34.

2.19 DISPOSITION OF ABANDONED PERSONAL PROPERTY

Subject to the provisions of Section 1.15, if BOWERMAN POWER abandons or quits the Site or is dispossessed of its rights to utilize the Site by process of law or otherwise, title to any personal property belonging to and left on the Site ninety (90) days after such event shall, at COUNTY’s option, be deemed to have been transferred to COUNTY. COUNTY shall have the right to use, remove, and to dispose of such property after such 90-day period without liability therefore to BOWERMAN POWER or to any person claiming under BOWERMAN POWER, and shall have no need to account therefore.

2.20 PUBLIC RECORDS

Any and all written information submitted to and/or obtained by COUNTY from BOWERMAN POWER or any other person or entity having to do with or related to this Agreement and/or the Site, or the Landfill, either pursuant to this Agreement or otherwise, may be a public record open to inspection by the public pursuant to the California Records Act (Government Code Section 6250, et seq.) as now in force or hereafter amended, or any act in substitution thereof, or otherwise made available to the public and BOWERMAN POWER hereby waives, for itself, its agents, employees, subtenants, and any person claiming by, through, or under BOWERMAN POWER, any right or claim that any such information is not a public record or that the same is a trade secret or confidential information and hereby agrees to indemnify and hold COUNTY harmless from any and all claims, demands, liabilities, and/or obligations arising out of or resulting from a claim by BOWERMAN POWER or any third party that such information is a trade secret, or confidential, or not subject to inspection by the public, including without limitation reasonable attorneys’ fees and costs; provided, however, that should BOWERMAN POWER or any party claiming by, through or under BOWERMAN POWER possess written information that it regards as proprietary and subject to protection under the trade secret laws that COUNTY has requested, BOWERMAN POWER or any party claiming by, through or under BOWERMAN POWER may elect to allow employees or representatives of the COUNTY to inspect any such written information without the right to make copies or have any such writing delivered to the COUNTY. In such event, such written information shall, to the extent permitted by applicable law, remain confidential to BOWERMAN POWER or any party claiming by, through, or under BOWERMAN POWER, and if there are requests under the Public Records Act for information which has been designated as a trade secret/confidential, COUNTY will notify BOWERMAN POWER, who shall then be responsible for obtaining a court order protecting such information from disclosure.

2.21 NONDISCRIMINATION

BOWERMAN POWER agrees not to discriminate against any person or class of persons by reason of sex, race, color, ethnicity, national origin, ancestry, religion, pregnancy, age, sexual orientation, sexual identity, physical or mental disability, medical condition, marital status, veterans status, citizenship, or any other protected group status.

2.22 INSPECTION

COUNTY or its authorized representative shall have the right at reasonable times and upon reasonable notice to BOWERMAN POWER to inspect the Site, Flare Facility and Collection System to determine if the provisions of this Agreement are being complied with.

2.23 TAXES AND ASSESSMENTS

BOWERMAN POWER and its assignees shall pay its taxes levied on the Conversion System, Collection Instrumentation and Control System and the Utility Interface System, as well as any other taxable possessory interest of BOWERMAN POWER created as to the Site and Landfill. BOWERMAN POWER shall not be liable for any taxes levied on COUNTY or any of COUNTY’s property.

2.24 SIGNS

Other than signs currently existing at the Site or required by Applicable Law, BOWERMAN POWER agrees not to construct, maintain, or allow any sign upon the Site or the Landfill except as approved by Director of OC WASTE & RECYCLING. Unapproved signs, banners, flags, etc., may be removed by Director of OC WASTE & RECYCLING without prior notice to BOWERMAN POWER.

2.25 PERMITS AND LICENSES

BOWERMAN POWER shall be required to obtain and maintain any and all approvals, permits, and/or licenses which may be required in connection with any construction or the operation of BOWERMAN POWER’s interest in the Site, the Collection System, the Flare Facility, the Conversion System and the Utility Interface as set out herein. The parties agree maintaining these permits is a material covenant of this Agreement. In the event of the revocation or expiration of any permit and or license integral to the operation of the Conversion System, BOWERMAN POWER shall restore said permit and or license in accordance with Section 1.14 (a)(ii) of this Agreement. BOWERMAN POWER shall be required to modify the COUNTY’s permits including but not limited to the COUNTY’s existing Title V permit and SCAQMD permits for the Collection System and the Flare Facility as required to support the Conversion System and/or for any other control device required. In the event the COUNTY has a requirement to make changes concurrent with BOWERMAN POWER’s needs, the COUNTY and BOWERMAN POWER will agree to proportionately share the cost of the joint permit modifications. No permit, approval, or consent given hereunder by COUNTY, in its governmental capacity, shall affect or limit BOWERMAN POWER’s obligations hereunder, nor shall any approvals or consents given by COUNTY, as a party to this Agreement, be deemed approval as to compliance or conformance with Applicable Law.

2.26 COOPERATING IN OBTAINING AUTHORIZATION

Upon reasonable request by BOWERMAN POWER, COUNTY shall make documents available, attend and otherwise assist BOWERMAN POWER in proceedings, hearings, or other procedures necessitated by any required environmental impact reports, governmental permits, authorizations and similar type requirements, related to the construction and operation of BOWERMAN POWER’s Conversion System and any related facilities and equipment. Upon reasonable request of COUNTY, BOWERMAN POWER shall assist COUNTY in briefing the officials of a governmental agency or body, or other interested party, with respect to the status of the Conversion System.

2.27 AGREEMENT ORGANIZATION

The various headings and numbers herein, the grouping of provisions of this Agreement into separate clauses and paragraphs, and the organization hereof, are for the purpose of convenience only and shall not be considered otherwise.

2.28 AMENDMENTS AND INTERPRETATION

Any changes to this Agreement shall be in writing and shall be properly executed by both parties.

Both COUNTY and BOWERMAN POWER have participated in the drafting of this Agreement and have been represented in such process by legal counsel. Accordingly, nothing set forth in this Agreement or any of the Exhibits hereto shall be interpreted or construed for or against either COUNTY or BOWERMAN POWER as a consequence of their participation in the drafting of this Agreement. In interpreting any ambiguities in this Agreement, BOWERMAN POWER acknowledges that COUNTY’s Landfill operational and environmental obligations take precedence over BOWERMAN POWER’s operational needs for its Landfill Gas facilities.

2.29 CONTROLLING LAW

This Agreement has been negotiated and executed in the State of California and shall be governed by and construed under the laws of the State of California, without reference to conflicts of law’s provisions. In the event of any legal action to enforce or interpret this Agreement, the sole and exclusive venue shall be a court of competent jurisdiction located in Orange County, California, and the parties hereto agree to and do hereby submit to the jurisdiction of such court, notwithstanding Code of Civil Procedure Section 394.

The parties specifically agree that by entering into and performing under this Agreement, BOWERMAN POWER shall be deemed to be doing business within Orange County within the meaning of Code of Civil Procedure Section 394 from this Agreement’s Effective Date through the expiration of any applicable limitations period. Furthermore, the parties have specifically agreed, as part of the consideration given and received for entering into this Agreement, to waive any and all rights to request that an action be transferred for trial to another county under Code of Civil Procedure Section 394.

2.30 RELATIONSHIP OF PARTIES

The relationship of the parties hereto is that of grantor and grantee (or, where appropriate, licensor and licensee), and it is expressly understood and agreed that COUNTY does not in any way or for any purpose become a partner of BOWERMAN POWER in the conduct of BOWERMAN POWER’s business or otherwise, or a joint venture with BOWERMAN POWER.

2.31 ATTORNEYS’ FEES

In the event that either COUNTY or BOWERMAN POWER brings an action to enforce the terms and conditions of this Agreement or to declare its rights hereunder, the prevailing party in such action, on trial or appeal, shall be entitled to its reasonable attorneys’ fees, to be paid by the other party, as fixed by the court.

2.32 COVENANTS AND CONDITIONS

Each provision of this Agreement performable by COUNTY or BOWERMAN POWER, respectively, shall be deemed both a covenant and condition.

2.33 DISPOSAL OF LANDFILL MATTER

BOWERMAN POWER shall, in connection with its recovery of Landfill Gas hereunder, have the right to dispose of any and all matter (whether gaseous, solid or liquid), removed during drilling, excavation and the recovery and processing of Landfill Gas, in any manner that is not prohibited by regulatory or judicial authority including, but not limited to, return of said matter to the Landfill. Any return of said matter to the Landfill must be made under the reasonable direction of Director of OC WASTE & RECYCLING, but the Director of OC WASTE & RECYCLING shall not have the right to refuse such return. COUNTY further reserves the right to direct BOWERMAN POWER to dispose of such matter to a site within the Landfill, from which site COUNTY will be responsible for its further disposal. BOWERMAN POWER may dispose of the above-approved matter at the Landfill at no cost to BOWERMAN POWER until such time the Landfill is closed to the public at which time BOWERMAN POWER shall be responsible for proper disposal of said material at another approved facility at BOWERMAN POWER’S cost. COUNTY and BOWERMAN POWER agree that each party shall be the generator of all waste and debris, including but not limited to hazardous waste, which is removed or otherwise generated as result of its action.

COUNTY and BOWERMAN POWER further acknowledge that no party shall have liability or responsibility for management of waste or debris generated as a result of the other’s action. COUNTY shall ensure that waste or debris which COUNTY and its personnel generate in performance of COUNTY’s remedial action with respect to the Landfill is properly managed.

2.34 LIMIT OF LIABILITY

Notwithstanding any other provision of this Agreement to the contrary, in no event shall either party be liable to the other for loss of anticipated profits or revenues, loss by reason of the shutdown or de-ration of facilities, claims of customers or for incidental or consequential damages of any type. As used in Section 2.34, the term “liable” means liability of any kind whether based in contract (including breach of warranty), tort, strict liability or otherwise.

2.35 DAYS

When performance of an obligation or satisfaction of a condition set forth in this Agreement is required on or by a date that is a Saturday, Sunday, or legal holiday, such performance or satisfaction shall instead be required on or by the next business day following that Saturday, Sunday, or holiday, notwithstanding any other provisions of this Agreement, except to the extent that performance is required pursuant to regulatory compliance orders or to respond to conditions that adversely impact COUNTY’S ability to comply with Applicable Law.

2.36 AUTHORITY

The parties executing this Agreement represent that they have the power and authority to execute, deliver and perform this Agreement. Each person executing this Agreement on behalf of a party hereto represents and warrants to all of the parties to this Agreement that it has the full power and authority to execute this Agreement on behalf of such party and that the Agreement is binding on said party as a result of such execution.

2.37 SUCCESSORS IN INTEREST

This Agreement shall be binding upon the successors, permitted assigns, licensees, heirs, executors, and administrators of COUNTY and BOWERMAN POWER.

2.38 ENTIRE AGREEMENT; SEVERABILITY

This Agreement, when executed, constitutes the entire agreement by and between BOWERMAN POWER and COUNTY with respect to the subject matter hereof and supersedes any prior understandings, agreements, including without limitation, the Original Agreement or representations by or between the parties, written or oral, to the extent that they have related in any way to the subject matter hereof. If any provision of this Agreement is unenforceable, the remaining provisions shall not be affected thereby but shall remain in full force and effect.

2.39 TIME

Time is of the essence of this Agreement.

2.40 OBLIGATIONS CONTINGENT ON APPROPRIATIONS

All obligations of the COUNTY under this Agreement are contingent on the inclusion by COUNTY of sufficient fiscal appropriations in the relevant year’s budget.

2.41 SUSTAINABILITY

OC Waste & Recycling seeks to promote sustainability principles into its business operation by developing reliable and efficient energy solutions and promoting responsible use of materials and equipment. Improving energy efficiency helps control rising energy costs, reduces environmental footprints, and increases the entity’s value and competitiveness. OC Waste & Recycling desires to further this commitment to sustainability by encouraging BOWERMAN POWER to adopt a similar business philosophy. Some possible sustainability concepts and practices BOWERMAN POWER may use to promote its sustainability include, but are not limited to, the following:

a) Developing a plan for sustainability.

b) Retrofitting current systems/buildings for increased energy efficiency.

c) Selecting energy efficient products and technologies for buildings.

d) Exploring renewable energy services.

e) Understanding efficient water solutions.

f) Reducing your organization’s carbon footprint.

g) Utilizing green suppliers/vendors.

h) Attending energy efficient and sustainability events and associated programs.

i) Recycling and resource recovery.

j) Incorporating diversion and reuse.

The following are examples of some of the many sustainability objectives BOWERMAN POWER may use:

a) Use of recycled products.

b) Reuse on-site materials where available.

c) Utilize green sub-contractors.

d) Identify and utilize energy efficient products.

e) Minimize use of raw materials/products.

f) Establish a life cycle costing methodology for projects.

g) Cost and value appropriately sustainability options.

In support of this, BOWERMAN POWER is requested to submit by the first anniversary of the Effective Date and annually thereafter an updated Sustainability Action Report that demonstrates what measures BOWERMAN POWER is taking to control its impact to the environmental and to contribute to a sustainable work operation. The report will cite target goals, progress made towards accomplishing those goals and recommendations for short-term and long-term actions that will lessen BOWERMAN POWER’s impact on the environment. The plan may include regional information and activities, and should include direct statistical information about activities and accomplishments being made on the local level. The reports will be submitted to the Department Contract coordinator and may be included in the Department’s annual reports on sustainability.

2.42 DOCUMENT CONTROL / PRESS RELEASES / DATA OWNERSHIP

(a) Regulatory Filings; Ownership of Documents. BOWERMAN POWER shall furnish COUNTY prior to submittal or upon receipt, a copy of all reports, records, notices and statements filed by BOWERMAN POWER or received by BOWERMAN POWER from any federal, state and local governmental agencies pertaining to the Landfill, Flare Facility, Collection System, and Condensate System related to the compliance of BOWERMAN POWER’s obligations under this Agreement. COUNTY shall have the right to review drafts of any regulatory compliance filings pertaining to the Landfill, Flare Facility, Collection System, and Condensate System and provide comments in a timely manner for reasonable consideration by BOWERMAN POWER prior to submittal by BOWERMAN POWER to any regulatory agencies

(b) All documents, regulatory filings, reports and derivative materials pertaining to the Landfill, Flare Facility, Collection System, and Condensate System produced or furnished under this Agreement by BOWERMAN POWER shall inure to the benefit of and be considered property of COUNTY and may be used by the COUNTY as it may choose without additional cost to the COUNTY, provided, however, that BOWERMAN POWER shall retain the right to use and reproduce all materials developed, paid for or authored by BOWERMAN POWER

(c) Data. All materials, documents, data or information in raw and or finished form or collected by BOWERMAN POWER and or obtained from COUNTY data files or any COUNTY medium furnished to BOWERMAN POWER in the performance of this Agreement shall at all times remain the property of the COUNTY and, at COUNTY’s request, shall be returned to COUNTY at the expiration or termination of this Agreement. Such data or information may not be used or copied for direct or indirect use by BOWERMAN POWER after completion or termination of this Agreement without the express written consent of the COUNTY

2.43 ATTACHMENTS TO AGREEMENT

This Agreement includes the following, which are attached hereto and made a part hereof:

EXHIBIT A:	Description of Landfill

EXHIBIT B:	Description of Site or Plat Map

EXHIBIT C-l:	Flare Facility Description and Routine Operation, Repair and Maintenance and Major Maintenance

EXHIBIT C-2:	Condensate System Description and Routine Operation, Repair and Maintenance and Major Maintenance

EXHIBIT C-3:	Landfill Gas Collection System Description and Routine Operation, Repair and Maintenance and Major Maintenance

EXHIBIT C-4:	Ownership Demarcation Point and Map

EXHIBIT C-5:	Map of Existing Collection System

EXHIBIT D:	Description of the Conversion System

EXHIBIT E:	Health and Safety Laws and Regulations

EXHIBIT F	Quitclaim Bill of Sale

EXHIBIT G	Landfill Gas Generation Rate Table. Revision 05-22-09

IN WITNESS WHEREOF, COUNTY and BOWERMAN POWER hereto have executed this Agreement on the dates opposite their respective signatures.

COUNTY OF ORANGE

Date:	11/17/11	By:	/s/ Dylan Wright
Director, OC WASTE & RECYCLING

APPROVED AS TO FORM:
COUNTY COUNSEL
ORANGE COUNTY, CALIFORNIA

Date:	10/13/2011	By:	/s/ [illegible]
Deputy

Bowerman Power LFG, LLC*

Date:	10/10/2011	By:	/s/ David R. Herrman
Print Name: David R. Herrman
Title: President

GSF Energy, LLC

Date:	10/10/2011	By:	/s/ David R. Herrman
Print Name: David R. Herrman
Title: President

With this signature, GSF Energy LLC hereby consents to the requirements of Section 1.16(c) Guaranty.

*

If a corporation, the document must be signed by the corporate officers. The first signature must be either the Chairman of the Board, President, or any Vice President. The second signature must be the secretary, an assistant secretary, the Chief Financial Officer or any assistant treasurer.